     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1997
                                                         Registration No. 333 -
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        -------------------------------
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        -------------------------------
                              ANTEX BIOLOGICS INC.
                           (FORMERLY MICROCARB INC.)
              (Exact name of small business issuer in its charter)
                        -------------------------------

            DELAWARE                                2830                               52-1563899
  (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
of incorporation or organization)        Classification Code Number)             Identification Number)

                        -------------------------------
                             300 PROFESSIONAL DRIVE
                          GAITHERSBURG, MARYLAND 20879
                                 (301) 590-0129
         (Address and telephone number of principal executive offices)


                                 V.M. ESPOSITO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             300 PROFESSIONAL DRIVE
                          GAITHERSBURG, MARYLAND 20879
                                 (301) 590-0129
   (Name, address, including zip code, telephone number, including area code, of agent for service)
                        -------------------------------

                                    COPY TO:
                            D. MICHAEL LEFEVER, ESQ.
                              COVINGTON & BURLING
                  P.O. BOX 7566, 1201 PENNSYLVANIA AVE., N.W.
                          WASHINGTON, D.C. 20044-7566
                                 (202) 662-5176
                        -------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                        -------------------------------


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                          CALCULATION OF REGISTRATION FEE
===================================================================================================================================
Title of each class of     Amount to be registered(1)    Proposed maximum              Proposed maximum      Amount of registration
securities to be                                         offering price per share(2)   aggregate offering    fee
registered                                                                             price(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock               71,430 shares (3)             $0.70                         $50,001               $15.15
===================================================================================================================================

(1) Consists of shares of Common Stock being registered for resale. Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), the Prospectus included as Part I of this Registration Statement constitutes a combined prospectus that also relates to 20,143,260 shares of Common Stock registered pursuant to Registration Statement No. 33-96168, for which a registration fee of $4,237 was paid.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the bid and the asked prices of the Common Stock on April 28, 1997, as reported on the OTC Bulletin Board.

(3) Pursuant to Rule 416 under the Securities Act, the number of shares registered hereby includes such additional number of shares of Common Stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                        -------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              ANTEX BIOLOGICS INC.
                           (FORMERLY MICROCARB INC.)

           Cross-Reference Between Prospectus and Items of Form SB-2

Registration Statement Item Number and Heading                            Location in Prospectus
----------------------------------------------                            ----------------------

1.       Front of Registration Statement and Outside Front Cover          Front Cover
         of Prospectus

2.       Inside Front and Outside Back Cover Pages of Prospectus          Inside Front Cover

3.       Summary Information and Risk Factors                             PROSPECTUS SUMMARY AND
                                                                          RISK FACTORS

4.       Use of Proceeds                                                  USE OF PROCEEDS

5.       Determination of Offering Price                                  Not Applicable

6.       Dilution                                                         Not Applicable

7.       Selling Security Holders                                         SELLING SECURITY HOLDERS

8.       Plan of Distribution                                             PLAN OF DISTRIBUTION

9.       Legal Proceedings                                                LEGAL PROCEEDINGS

10.      Directors, Executive Officers, Promoters and                     MANAGEMENT
         Control Persons

11.      Security Ownership of Certain Beneficial Owners                  PRINCIPAL STOCKHOLDERS
         and Management

12.      Description of Securities                                        DESCRIPTION OF SECURITIES

13.      Interest of Named Experts and Counsel                            None

14.      Disclosure of Commission Position on                             MANAGEMENT
         Indemnification for Securities Act Liability

15.      Organization Within Last Five Years                              None

16.      Description of Business                                          BUSINESS

17.      Management's Discussion and Analysis or Plan of                  MANAGEMENT'S DISCUSSION
         Operation                                                        AND ANALYSIS OF FINANCIAL
                                                                          CONDITION AND RESULTS OF
                                                                          OPERATIONS

18.      Description of Property                                          DESCRIPTION OF PROPERTY

19.      Certain Relationships and Related Transactions                   None

20.      Market for Common Equity and Related                             MARKET FOR COMMON EQUITY
         Stockholder Matters                                              AND RELATED STOCKHOLDER
                                                                          MATTERS

21.      Executive Compensation                                           EXECUTIVE COMPENSATION

22.      Financial Statements                                             FINANCIAL STATEMENTS

23.      Changes in and Disagreements With Accountants                    None
         on Accounting and Financial Disclosure

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                                                Subject to Completion
                                                                    May 1, 1997

                              ANTEX BIOLOGICS INC.
                           (formerly MicroCarb Inc.)

                               20,214,690 Shares
                                       of
                                  Common Stock

This Prospectus relates to the resale by the purchasers from Antex Biologics Inc., a Delaware corporation (the "Company" or "Antex") or their transferees (the "Selling Security Holders") of (i) up to 10,071,630 outstanding shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issued by the Company as components of Units that were sold by the Company in a private placement completed in April 1995 (the "Private Placement") and (ii) up to 10,143,060 outstanding shares of Common Stock that have been issued by the Company upon the exercise during 1996 of Class B Warrants that also were a component of the Units. The Common Stock currently trades on the OTC Bulletin Board under the symbol "ANTX". The quotation for the Common Stock as of April 28, 1997, on the OTC Bulletin Board was a bid of $0.6875 and an asked of $0.71875.

The Company has been advised by the Selling Security Holders that they may offer and sell the shares of Common Stock from time to time through or to securities brokers or dealers in the over-the-counter market or in negotiated transactions. In accordance with the Securities Act of 1933, as amended (the "Securities Act"), any confirmation of such sale of the Common Stock by the Selling Security Holders, and any delivery of the Common Stock following a sale, must be accompanied or preceded by this Prospectus, unless the transaction is exempted from registration. The Selling Security Holders and any broker, dealer, or agent that participates with the Selling Security Holders in the sale of the Shares offered hereby may be deemed "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions under the Securities Act. See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION."

The Company will not receive any proceeds from the resale of the Common Stock by the Selling Security Holders.

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. POTENTIAL INVESTORS
              SHOULD NOT PURCHASE THESE SECURITIES UNLESS THEY CAN
                AFFORD A LOSS OF THEIR ENTIRE INVESTMENT HEREIN.
                         SEE "RISK FACTORS" ON PAGE 7.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                   STATE SECURITIES COMMISSION PASSED ON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                     THE DATE OF THIS PROSPECTUS IS , 1997

                                                     TABLE OF CONTENTS


                                                                                                                      PAGE
PROSPECTUS SUMMARY.......................................................................................................3
RISK FACTORS.............................................................................................................7
USE OF PROCEEDS.........................................................................................................10
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS................................................................11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.................................................................................................11
BUSINESS................................................................................................................13
DESCRIPTION OF PROPERTY.................................................................................................22
LEGAL PROCEEDINGS.......................................................................................................22
MANAGEMENT..............................................................................................................23
EXECUTIVE COMPENSATION..................................................................................................25
PRINCIPAL STOCKHOLDERS..................................................................................................28
DESCRIPTION OF SECURITIES...............................................................................................29
SELLING SECURITY HOLDERS................................................................................................30
PLAN OF DISTRIBUTION....................................................................................................37
LEGAL MATTERS...........................................................................................................37
EXPERTS.................................................................................................................37
ADDITIONAL INFORMATION..................................................................................................38
INDEX TO FINANCIAL STATEMENTS..........................................................................................F-1


     NO DEALER, SALES PERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN A CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               PROSPECTUS SUMMARY

         The following summary should be read in conjunction with, and is qualified in its entirety by, the detailed information and financial statements appearing elsewhere in this Prospectus.

                                  THE COMPANY

         The Company, formerly known as MicroCarb Inc., is a development stage biopharmaceutical company dedicated to the development and production of therapeutic products to prevent and treat infectious diseases and related disorders. The Company is a leader in the discovery and research of technologies for the development of vaccines against mucosal infections. The Company's initial focus has been the development of vaccines for respiratory, gastrointestinal and urogenital diseases. At its inception in August 1991, the Company was focused on researching a proprietary Adhesin-Receptor Technology for vaccine development. In 1993, the Company broadened its technology platform and began to develop its second core technology described as Nutriment Signal Transduction. The combination of these two technologies provides a platform to research and develop products to not only prevent, but also treat infectious diseases and their related disorders. The Company's principal executive offices are located at 300 Professional Drive, Gaithersburg, Maryland 20879. The Company's telephone number is (301) 590-0129. See "BUSINESS."

TECHNOLOGIES

         The Company's scientific base encompasses Adhesin-Receptor and Nutriment Signal Transduction technologies.

         Adhesin-Receptor Technology ("ART") is based on the principles of the molecular events that underlie microbial adhesion to carbohydrate and lipid receptors. Pathogenic organisms usually infect the susceptible host at the mucosal surfaces of the respiratory, gastrointestinal or genital-urinary tract. It is now recognized that organisms penetrating these non-specific barriers of the mucosal surface must bind to the underlying epithelial cells, or they will be washed away in the continual secretions bathing the mucosal surfaces. This process is highly selective and is determined by the presence of specific receptors on the epithelium. These receptors recognize microbial surface ligands (adhesins) and successful attachment will lead to colonization of the organism. The term "adhesin-receptor" has been coined to describe this process. Initial data indicate that adhesins are conserved among strains and could be ideal vaccine candidates to overcome the inherent limitations in conventional antigen-based vaccines.

         Nutriment Signal Transduction ("NST") is the process by which an external signal is transmitted into and within a cell to elicit a response. Signal transduction is generally initiated by the interaction of extracellular factors with the cell surface receptors. These extracellular signals set off a cascade of events that cause intracellular interactions resulting in various events occurring within the cell and on the cell surface. The Company believes that intracellular protein interactions are excellent targets for intervention and control. These interactions appear to play important roles in infections, inflammation and immune-related disorders.


VACCINES

         On May 7, 1996, the Company entered into a joint venture with SmithKline Beecham Corporation ("SBB"), and SmithKline Beecham Biologicals Manufacturing s.a., a Belgian affiliate of SBB that is engaged in the development, commercialization and marketing of human vaccines ("SKB") (collectively "SmithKline"). The joint venture, MicroCarb Human Vaccines Inc. (the "Joint Venture"), is a Delaware corporation that is 73.75% owned by the Company and 26.25% owned by SKB. The Joint Venture acquired a worldwide, royalty-free and perpetual license to use certain proprietary technology previously held by the Company. The Joint Venture will engage in research and development involving the application of this proprietary technology with the goal of developing human bacterial vaccine products for commercial sale. The research and development activities of the Joint Venture will be conducted with research support services and facilities provided by the Company and with the financial support of SmithKline.

         The technology that has been acquired by the Joint Venture consists of the application of the Company's ART and NST technologies for use in the development and sale of prophylactic and/or therapeutic human bacterial vaccines, but excluding development of commercial products for use in passive immunization (the "Field"). The Joint Venture has granted to SKB an exclusive, worldwide license to market human infectious disease vaccine products in the Field based on the proprietary technology. In connection with the formation of the Joint Venture, SKB has made a cash payment of $3 million to the Company and SBB has agreed to make research and development payments to the Company, including $2.4 million during the first year of the Joint Venture. SmithKline is obligated to make research and development payments during the first two years of the Joint Venture. Thereafter, research and development payments are at the option of SmithKline.

         On December 1, 1994, the Company entered into a licensing agreement with Pasteur Merieux Connaught ("PMC"), a wholly-owned subsidiary of Rhone Poulenc Rorer, under which the Company granted to PMC an exclusive license to an otitis media vaccine for nontypeable Haemophilus influenzae. The license is worldwide, with the exception of the Pacific Basin. In exchange for the license, PMC has paid to the Company a license fee and has agreed to pay the Company certain milestone payments and royalties based on commercial sales. PMC will be responsible for the clinical development of the vaccine.

         All of the Company's activities related to the development of human bacterial vaccine products, except for the activity covered by the license agreement with PMC, will be conducted through the Joint Venture. The Company will continue to pursue the development of animal vaccine products as warranted by available resources.


                                  THE OFFERING

         In April 1995, the Company completed the Private Placement in which it sold 70.5 Units, each Unit consisting of 142,860 shares of Common Stock and an equal number of Class B Warrants, each exercisable to purchase one share of Common Stock, to 122 Selling Security Holders in consideration of gross cash proceeds to the Company of $3,525,000. All of the Class B Warrants issued in the Private Placement, plus Class B Warrants exercisable to purchase an additional 71,430 shares of Common Stock issued as the result of an inadvertent overissuance, were exercised in 1996, resulting in additional gross proceeds to the Company of approximately $5,072,000 before related costs of $215,000. The Private Placement was conducted and the exercise of the Class B Warrants occurred pursuant to exemptions from the registration requirements of the Securities Act. Accordingly, the shares of Common Stock issued in the Private Placement and upon exercise of the Class B Warrants are "restricted securities" within the meaning of Rule 144 under the Securities Act and the shares may not be resold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or an exemption from registration. See "PLAN OF DISTRIBUTION."

         The Company has registered under the Securities Act shares of Common Stock for offer and sale pursuant to this Prospectus as described below.


Securities offered by the Selling Security Holders:         20,214,690 shares of Common Stock

Common Stock outstanding                                    22,479,679 shares (1)

Use of Proceeds                                             The Company will not receive any proceeds from the
                                                            resale of the shares of Common Stock by the Selling
                                                            Security Holders.  See "USE OF PROCEEDS."

OTC Bulletin Board Symbol                                   Common Stock -- ANTX

Risk                                                        Factors Investment in the Common Stock is highly
                                                            speculative and involves a high degree of risk.
                                                            Prospective purchasers should carefully review the
                                                            factors set forth under "RISK FACTORS."

(1) Does not include shares of Common Stock issuable upon the exercise of (i) outstanding stock options held by directors and employees to purchase 3,912,492 shares of Common Stock at exercise prices ranging from $0.37 to $6.00 per share; (ii) Redeemable Warrants to purchase 1,794,000 shares of Common Stock at an exercise price of $5.92 per share; (iii) Unit Purchase Options issued in connection with the Company's initial public offering to purchase an aggregate of 120,000 Units (the "IPO Unit Purchase Options"), each Unit consisting of
1.27 shares of Common Stock and 1.3 Redeemable Warrants, at an excise price of $6.63 per Unit (nor the shares of Common Stock issuable upon exercise of such Redeemable Warrants); (iv) a Unit Purchase Option issued in connection with the Private Placement (the "Private Placement Unit Purchase Option") to purchase
24.67 Units, each Unit consisting of 142,860 shares of Common Stock and an equal number of Class B Warrants, at an exercise price of $50,000 per Unit (nor the shares of Common Stock issuable upon exercise of such Class B Warrants);
(v) the right of SKB to convert its interest in the Joint Venture into a maximum of 4,793,685 shares of Common Stock; or (vi) a warrant issued to SKB entitling it to purchase additional shares of Common Stock at an exercise price of $0.37 per share to the extent that additional shares of Common Stock are issued pursuant to the exercise of certain of the instruments identified in clause (i) above, all of the instruments identified in clause (iv) above and substantially all of the Class B Warrants.
See "PRINCIPAL STOCKHOLDERS" and "DESCRIPTION OF SECURITIES."

                             SUMMARY FINANCIAL DATA



                                                                              AUGUST 3, 1991
                                                                                (INCEPTION)
                                 YEAR ENDED              YEAR ENDED                 TO
                                DECEMBER 31,            DECEMBER 31,           DECEMBER 31,
                                    1995                    1996                   1996
                              --------------            --------------         --------------
RESULTS OF
OPERATIONS DATA:

Revenues.................     $      153,425            $    3,827,111         $    4,699,186

Net income (loss)             $   (3,131,059)           $      535,435         $ (11,718,426)

Net income (loss)
  per share..............     $        (0.32)           $         0.03

Shares used in
  per share
  calculations...........         9,646,846                 35,687,731



                                                                 DECEMBER 31,          DECEMBER 31,
                                                                     1995                  1996
                                                                -------------         -------------

BALANCE SHEET DATA:

Working capital............................................     $   (343,195)         $   5,744,635


Total assets...............................................        2,645,992              8,442,190

Long-term liabilities......................................        1,188,530                365,817

Total liabilities..........................................        2,763,525              2,183,403

Deficit accumulated during the development stage...........      (12,253,861)           (11,718,426)


Total stockholders' equity (deficit).......................         (117,533)             6,258,787

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements in this Prospectus under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forwardlooking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or activities of the Company, or industry results, to be materially different from any future results, performance or activities expressed or implied by such forward-looking statements. Such factors include: general economic and business conditions, the financial condition of the Company, competition, the Company's dependence on other companies to commercialize, manufacture and sell products using the Company's technologies, the uncertainty of results of preclinical and clinical testing, the risk of product liability and liability for human clinical trials, the Company's dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals of the Company's products and other factors discussed in this Prospectus.

                                  RISK FACTORS

         The securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Prospective investors, prior to making an investment in the Company should carefully consider the risks and speculative factors inherent in and affecting the business of the Company and the securities offered hereby, including the following:

         DEVELOPMENT STAGE COMPANY; CUMULATIVE NET LOSS. The predecessor of the Company was founded in March 1988. Following a management buy-out (see "BUSINESS"), the Company began operations as a development stage company in August 1991. None of the Company's proposed vaccine and therapeutic products has yet been commercially developed or sold and only limited research revenue has been generated. Pursuant to a collaborative arrangement with SmithKline entered into in May 1996, the Company's human bacterial vaccine product development business is now conducted through the Joint Venture. None of the Joint Venture's proposed human bacterial vaccine products has yet been commercially developed or sold, and no revenue has been generated or is expected to be generated for a number of years, assuming that the product development activities of the Joint Venture are successful. The Company had a net loss from August 3, 1991 (inception), through December 31, 1996, of $11,718,426, and expects to incur losses during the next several years. Prospective investors should be aware of the problems, delays, expenses and difficulties encountered by any development stage company, many of which may be beyond the Company's control. There can be no assurance that the Company will successfully complete the transition from a development stage company to profitability. Furthermore, there is no assurance that, if any vaccine or therapeutic products are developed from the Company's technology and the required regulatory approvals are obtained, any such products can be successfully manufactured or marketed or that the Company will ever achieve profitable operations.

         EARLY STAGE OF RESEARCH AND DEVELOPMENT AND UNPROVEN PRODUCTS; UNCERTAINTY OF PRODUCT REVENUE. The Company's proposed vaccine and therapeutic products and the Joint Venture's proposed vaccine products are in the research stages and will require further research and development, preclinical and clinical testing and investment prior to commercialization in the United States and abroad. There can be no assurance that any of the Company's proposed vaccine and therapeutic products or any of the Joint Venture's proposed vaccine products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, demonstrate substantial protective or therapeutic benefits in the prevention or treatment of any disease, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. It is not anticipated that any of the Company's proposed vaccine and therapeutic products or any of the Joint Venture's proposed vaccine products will receive the requisite regulatory approval for commercialization in the United States for a number of years, if at all, and there can be no assurance that any of the Company's or the Joint Venture's proposed products will ever generate significant product revenue. Because the Company does not receive a royalty on the license of its technology to the Joint Venture, the ability of the Company to realize revenue from any product sales by the Joint Venture will depend upon distributions from the Joint Venture. See "BUSINESS."

         NEED FOR ADDITIONAL FUNDING; LACK OF FINANCING COMMITMENTS OR ARRANGEMENTS. The Company currently does not have sufficient resources to complete the commercialization of its proposed products. The Company may seek the additional funding it requires through joint ventures or other arrangements. There can be no assurance that additional funding will be available to the Company on acceptable terms, if at all. The absence of such additional funding will materially and adversely affect the Company's financial condition and its ability to continue its operations. With respect to the Joint Venture's proposed human bacterial vaccine products, SmithKline is required to make research and development payments to the Company during the first two years of the Joint Venture, including a payment of $2.4 million during the first year. Thereafter, research and development payments are at the option of SmithKline. There can be no assurance that funding will be available to the Joint Venture after the second year to complete development or commercialization of any of its proposed human bacterial vaccine products. The absence of such funding will have a material and adverse effect on the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

         GOVERNMENT REGULATION. The production and marketing of the Company's and the Joint Venture's proposed products and their respective research and development activities are subject to regulation by numerous governmental authorities in the United States and, to the extent that the Company or the Joint Venture may be engaged in activities outside of the United States, in other countries. In the United States, vaccines, drugs and certain diagnostic products are subject to rigorous review of safety and efficacy by the Food and Drug Administration ("FDA"). The Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of such products. Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve product license applications or refusal to allow the Company or the Joint Venture to enter into supply contracts. The FDA also has the authority to revoke product licenses and establishment licenses previously granted. The regulatory process for pharmaceutical products, including required preclinical testing, can take a number of years and require the expenditure of substantial resources. There can be no assurance that any vaccine or therapeutic products made by the Company or the Joint Venture will be determined to be safe and efficacious in clinical trials or meet other applicable regulatory standards to receive the necessary approvals for manufacture and marketing. Delays incurred by the Company or the Joint Venture in obtaining requisite U.S. or foreign approvals would materially and adversely affect the Company's financial condition and prospects. See "BUSINESS -- Government Regulation."

         NO ASSURANCE OF PROTECTION OF IMPORTANT PROPRIETARY TECHNOLOGY; LACK OF PATENTS. The Company's success depends, in large part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company has acquired the exclusive rights to one U.S. patent and has filed sixteen U.S. patent applications on its technology and its various uses, four of which have been issued, and an additional six of which have received Notices of Allowance. These rights relating to the Company's ART and NST technologies have been licensed to the Joint Venture on an exclusive basis in the Field (subject to certain third party license agreements). There can be no assurance that any of the claims in the pending patent applications will issue as patents, that the Company will develop additional proprietary products that are patentable, that any patents issued to the Company or its licensors will provide the Company with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company or the Joint Venture to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's or the Joint Venture's products or, if patents are issued to the Company or its licensors, design around the patented aspects of the products developed by the Company or the Joint Venture. In addition, the Company or the Joint Venture may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses that may be required would be available, if at all, on terms acceptable to the Company or the Joint Venture. If the Company or the Joint Venture does not obtain such licenses, it could encounter delays in product introductions, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. The Company or the Joint Venture could incur substantial costs in defending itself in suits brought against it on such patents or in bringing suits against other parties to enforce its rights. See "BUSINESS -- Patents and Other Rights."

         INTENSE COMPETITION AND POSSIBLE TECHNOLOGICAL OBSOLESCENCE. The Company and the Joint Venture are engaged in rapidly evolving and highly competitive fields. Competition from biotechnology and pharmaceutical companies is intense. Many of these companies have capital resources, research and development staffs, facilities and experience in obtaining regulatory approvals (as well as in the manufacturing, marketing and distribution of products) substantially greater than those of the Company and the Joint Venture. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures. In addition, recently developed technologies or technologies that may be developed in the future are, or may be, the basis for competitive products. There can be no assurance that the Company's and the Joint Venture's competitors will not succeed in developing technologies and products that are more effective and/or less costly than any that may be developed by the Company or the Joint Venture or which could render the Company's or the Joint Venture's technologies obsolete. See "BUSINESS -- Competition."

         LACK OF MANUFACTURING AND MARKETING EXPERIENCE; DEPENDENCE ON OUTSIDE PARTIES FOR THE COMMERCIAL DEVELOPMENT OF PRODUCTS. Neither the Company nor the Joint Venture owns or leases any commercial manufacturing facilities. If any of the Company's or the Joint Venture's proposed products are successfully developed and/or approved by applicable regulatory agencies, the Company will seek to manufacture, market or distribute such products through others pursuant to licensing, distribution or similar collaborative arrangements, such as the license granted by the Joint Venture to SmithKline. The Company may, in certain instances, seek to manufacture, market or sell a product directly. The Company has no experience with the commercial development of products and to the extent the Company determines to manufacture or directly market and sell any products, it will, among other things, have to attract and retain experienced personnel. There can be no assurance that the Company will be able to attract and retain qualified or experienced personnel for such purposes or that any efforts undertaken by such personnel will be successful. See "BUSINESS -- Strategy for Commercial Development."

         DEPENDENCE UPON, ATTRACTION AND RETENTION OF KEY PERSONNEL. Both the Company and the Joint Venture are highly dependent on the principal members of the Company's management and scientific staff, particularly, V.M. Esposito, its President and Chief Executive Officer. Although the Company has entered into an employment contract with, and maintains key-man insurance in the amount of $2,000,000 on the life of, Dr. Esposito, the loss of Dr. Esposito could have a material adverse effect on the Company's and the Joint Venture's business. The success of the Company and the Joint Venture will depend, in large part, on the ability of the Company to attract and retain highly qualified scientific and business personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for the commercial development of the products of the Company and the Joint Venture. See "BUSINESS -- Competition" and "MANAGEMENT."

         POTENTIAL PRODUCT LIABILITY; LACK OF INSURANCE. The Company's business will expose it to product liability risks that are inherent in the testing, manufacturing, marketing and sale of vaccine and therapeutic products. If available, product liability insurance generally is expensive for such products. The Company does not currently have any product liability insurance and there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms or that any insurance maintained will provide adequate protection against potential liabilities. In the case of the Joint Venture, SmithKline is obligated to indemnify the Company for any liability or losses relating to products developed by Antex on behalf of the Joint Venture and/or SKB, including commercial sales, except that the Company is obligated to indemnify SmithKline for any such liabilities or losses that result from the gross negligence or willful misconduct of the Company or the Joint Venture. In addition, SmithKline is required to maintain product liability and clinical trial insurance against such liability. In the event of a successful product liability suit against the Company or the Joint Venture, a lack or insufficiency of insurance coverage could have a material adverse effect on the Company.

         POTENTIAL FOR CONFLICTS OF INTEREST. Certain stockholders of GalaGen, an entity to which the Company has licensed a portion of its technology, own an interest in another entity that is engaged in areas competitive with the Company. GalaGen could sublicense a portion of the Company's technology to such entity, among others. See "BUSINESS -- Strategy for Commercial Development."

         POSSIBLE DELAY OR LIMITATION ON UTILIZATION OF EXISTING NET OPERATING LOSSES. Due to certain changes in ownership, as determined under the Internal Revenue Code of 1986, as amended, the Company's ability to utilize tax net operating loss carryforwards prior to April 1995 is limited. A further substantial change in ownership of the Common Stock could further delay or limit the utilization of the Company's existing net operating loss carryforwards and credits. As of December 31, 1996, the Company had net operating loss carryforwards of approximately $11,456,000 for federal and state tax reporting purposes which will expire substantially in years 2006 to 2011.

         DIVIDENDS. The Company has not paid any cash dividends on the Common Stock since its inception and does not anticipate paying cash dividends in the foreseeable future. See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS -- Dividend Policy."

         ANTI-TAKEOVER PROVISIONS; POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes, without further stockholder action, the issuance of up to 5,000,000 shares of preferred stock on terms that may be fixed from time to time by the Company's Board of Directors. The terms of any series of preferred stock, which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the Common Stock. The Certificate of Incorporation also provides for the Board of Directors to be divided into three classes which serve for staggered three-year terms. These provisions could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock. See "MANAGEMENT" and "DESCRIPTION OF SECURITIES."

         DELAWARE ANTI-TAKEOVER LAW. The Company is subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder unless: (i) prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owns at least 85% of the voting securities, as defined in Section 203; or
(iii) subsequent to such time, the business combination is approved by both the board of directors and the stockholders. "Business combination" generally is defined to include mergers, asset sales and certain other transactions with an "interested stockholder." An "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. Although
Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election. As a result of the application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

         LIMITATION ON MARKETABILITY OF COMPANY SECURITIES. Based on current qualification requirements, the Common Stock is not eligible for inclusion in the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") system, which consists of the NASDAQ National Market and the NASDAQ Small-Cap Market. In order for the Common Stock to qualify for inclusion in the NASDAQ Small-Cap Market, among other requirements, the Company must have total assets of at least $4.0 million, capital and surplus of at least $2.0 million and a minimum bid price of at least $3.00 per share. The qualification requirements for the NASDAQ National Market are more rigorous. Currently, the Common Stock is quoted on the OTC Bulletin Board, an electronic medium for stock not eligible for inclusion in NASDAQ, through which participating broker-dealers display bid and asked quotations. Quotations on the OTC Bulletin Board are not available directly to the public. Accordingly, a purchaser of the Common Stock may find it difficult to obtain accurate quotations as to the market value of the securities and may experience greater difficulties in attempting to sell the securities than if these were listed on a stock exchange or quoted on NASDAQ.

         Because the market price of the Common Stock is less than $5.00, the Common Stock is classified as a "penny stock." As such the Common Stock will be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of such securities to persons other than a person who qualifies as an "established customer" or an "accredited investor." Among other requirements, a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and make certain special disclosures to the customer concerning the risks of penny stocks. Because of the application of the penny stock rules to the Common Stock, the market liquidity for such securities could be adversely affected, which in turn may affect the ability of the purchasers of the Common Stock to resell the securities.


                                USE OF PROCEEDS

         The Company will not receive any proceeds from the resale of the shares of Common Stock offered hereby by the Selling Security Holders.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF COMMON STOCK

         The Common Stock traded on the NASDAQ Small-Cap Market under the symbol CARB until January 11, 1995, at which time it was delisted. The Common Stock is currently quoted on the OTC Bulletin Board under the symbol "ANTX". The range of high and low closing bid prices for the Common Stock for the years ended December 31, 1996 and 1995 and the first quarter of 1997, as reported by NASDAQ, is presented below. Such quotations reflect interdealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.


                                                                 High                          Low
                                                                 ----                          ---
1995
----

1st Quarter                                                       7/8                          1/2

2nd Quarter                                                         3                          5/8

3rd Quarter                                                     1-1/4                          1/2

4th Quarter                                                       5/8                          1/8



1996
----

1st Quarter                                                     23/32                          1/4

2nd Quarter                                                   1-15/16                        11/32

3rd Quarter                                                    1-7/16                        13/16

4th Quarter                                                    1-1/16                        17/32

1997
----

1st Quarter                                                         1                        17/32


         As of April 18, 1997, there were approximately 150 holders of record of the Common Stock.

DIVIDEND POLICY

         The Company has not in the past paid dividends on its Common Stock and does not anticipate that any cash dividends will be paid in the foreseeable future.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         The Company commenced operations in August 1991. In December 1992, the Company became a public company through an initial public offering of units consisting of Common Stock and redeemable warrants. In April 1995, the Company completed the Private Placement of units consisting of Common Stock and Class B Warrants. On May 7, 1996, the Company executed definitive agreements with SmithKline, effective March 1, 1996, which established the Joint Venture to develop and commercialize human bacterial vaccines utilizing the Company's proprietary technologies (see Note 6 to the financial statements). Subsequent to the completion of the transaction with SmithKline, the holders of Class B Warrants exercised all of the Warrants received in the Private Placement (see
Note 8 to the financial statements).

         The strategic collaboration with SmithKline is consistent with one aspect of the Company's overall strategy which, since its inception, has been the establishment of strategic partnerships and to focus on researching technologies with the goal of developing products for identifying, preventing and treating infectious diseases. The Company is operating as a development stage enterprise.

RESULTS OF OPERATIONS

         Revenues for 1996 include the recognition of human bacterial vaccine research and development support of $1,655,802, reimbursable expenses incurred of $241,649 and a milestone payment to the Joint Venture of $150,000, pursuant to the provisions of the definitive agreements with SmithKline, and the payment received of $1,669,752 from the sale of an equity interest in the Joint Venture to SKB. The Company also earned $109,908 from Small Business Innovation Research grants in 1996. Revenue for 1995 consisted of a $150,000 scheduled milestone from PMC.

         Research and development expenses in 1996 increased 21% in comparison to 1995 due to increased efforts and expenditures for additional personnel resulting directly from the substantial increase in activities attributable to the strategic alliance with SmithKline.

         General and administrative expenses in 1996 decreased 12.2% in comparison to the comparable period in 1995. The decrease is due primarily to a decrease in premiums for directors' and officers' liability insurance, the nonrecurring expense incurred in 1995 to establish an additional investment banking relationship, and a reduction in general legal fees. These decreases were offset in part by an increase in executive officers' compensation, which had been frozen for the period November 1994 until May 1996 as stipulated in the terms of the Private Placement, and the hiring of a Vice President for Corporate Development.

         The increase in interest income in 1996 reflects the improved cash position of the Company.

         The decrease in interest expense is due to the continuing paydown on the existing obligation for the sale/leaseback agreement.

         The Company anticipates that its research and development expenses related to human bacterial vaccines will continue to be substantial for the foreseeable future and anticipates that sufficient funding will be provided through the alliance entered into with SmithKline. To fund other research and development activities and general and administrative expenses, the Company will be required to rely on its current assets and future financings.

LIQUIDITY AND CAPITAL RESOURCES

         Prior to its initial public offering, the Company funded its research and development activities principally with the proceeds from private placements of debt and equity securities. Through such placements, the Company raised $2,074,000 during 1992.

         As a result of the Company's initial public offering in December 1992/January 1993, the Company raised $8,280,000 in gross proceeds. Costs directly related to the offering, including underwriting discounts and commissions, totalled approximately $1,530,000. In August 1993, the Company entered into a sale and leaseback agreement covering substantially all of the Company's then-existing fixed assets, yielding net proceeds to the Company of $2,164,792.

         As the result of the Private Placement completed in April 1995, the Company raised $3,525,000 in gross proceeds. Related offering costs and costs associated with the initial registration of the securities for resale were approximately $815,000.

         In connection with the entry into the Joint Venture with SmithKline, the Company received $3,000,000 from the sale to SKB of a 26.25% equity interest in the Joint Venture, and $2,400,000 from SmithKline representing the first year's funding for research and development of human bacterial vaccines. In addition, the Company is reimbursed for expenses that it incurs in connection with the agreed upon production of lots of vaccines for clinical trials, the conduct of agreed upon clinical trials, and the agreed upon prosecution and maintenance of the Company's patents and patent applications.

         As a result of exercises and following a notice of redemption by the Company, all of the Company's outstanding Class B Warrants were exercised in 1996, resulting in gross proceeds of $5,072,000. Fees associated with the exercise of the warrants were approximately $215,000.

         During 1997, the Joint Venture will continue to assess to which human bacterial vaccine research projects resources will be allocated. The Company currently plans to utilize a portion of its available resources to pursue research and development activities with the goal of researching drugs and evaluating non-human vaccine applications.

         For 1997, the Company currently anticipates that it will increase its total personnel by a minimum of five from its 1996 year end total of 20.

         As a development stage company, the Company's operating activities have been limited primarily to research and development involving its proprietary technologies, and accordingly, have generated limited revenues. The Company is currently scheduled to receive approximately $2,600,000 in 1997 in research and development payments from SBB covering the period March 1, 1997 to February 28, 1998. Additionally, the costs in 1997 associated with the conduct of a Phase I human clinical trial for Helicobacter pylori, the costs of the Company's production of vaccine lots, and the costs associated with the Company's patents and patent applications are reimbursable under the terms of the strategic alliance agreement. SKB's first option to increase its ownership in the Joint Venture, at a cost of $1,000,000, expires on October 1, 1997. Research currently being performed by the Company under a Phase II Small Business Innovation Research grant from the National Institutes of Health pertaining to the Company's vaccine for Chlamydia trachomatis, is anticipated to generate approximately $315,000 in payments in 1997. The Company is also scheduled to receive a milestone payment from PMC of $150,000 in 1997.

         In order to fully fund its operations over the longer term, the Company will continue to seek additional financing. The Company has no lines of credit. In seeking additional funding, the Company is examining a range of possible transactions, including: additional strategic alliances; the exercise of the unit purchase option issued to the placement agent in connection with the Private Placement; possible increases in research and development funding by SmithKline; the exercise by SKB of the second option to increase its equity in the Joint Venture; and the exercise by SKB of its warrant to the extent that it becomes exercisable. In the case of the unit purchase option, exercises will only occur when the market price of the Common Stock sustains a level such that its exercise is economically justified. Additional public offerings and private placements, and the filing of additional applications for Small Business Innovation Research grants are also possible sources of funds. However, there is no assurance that additional funds will be available from these or any other sources or, if available, as to the terms on which such funds can be obtained.

ENVIRONMENTAL MATTERS

         The Company has been identified as a potentially responsible party by the United States Environmental Protection Agency ("EPA") for a site cleanup in Denver, Colorado, where the Company sent hazardous materials through a contractor for disposal. The EPA contacted approximately 800 potentially responsible parties requesting additional information and listing manifests which evidence shipments of each individual company's waste to the site. Due to the number of parties involved, the multiplicity of possible solutions, the evolving technology and the years of remedial activity required, the Company is unable to assess and quantify the extent of its total responsibility at the site. The liability for future remediation costs has been evaluated. Management believes that any ultimate liability will not materially affect the financial statements of the Company.


                                    BUSINESS

         The Company is a biopharmaceutical company dedicated to the development and production of therapeutic products to prevent and treat infectious diseases and related disorders. The Company is a leader in the discovery and research of technologies for the development of vaccines against mucosal infections. The Company's initial focus has been the development of vaccines for respiratory, gastrointestinal and urogenital diseases. The Company (formerly known as MicroCarb Inc.), at its inception in August 1991, was focused on researching a proprietary Adhesin-Receptor Technology for vaccine development. In 1993, the Company broadened its technology platform and began to develop its second core technology described as Nutriment Signal Transduction. The combination of these two technologies provides a platform to research and develop products to not only prevent, but also treat infectious diseases and their related disorders.

         As part of its strategy for the commercial development of human vaccine products, the Company formed a strategic alliance with SmithKline in May 1996. In connection with this alliance, the Company has entered into the Joint Venture with SmithKline. The purpose of the Joint Venture is to engage in research and development involving the application of the Company's two proprietary core technologies to develop human vaccine products in the Field.

TECHNOLOGY OVERVIEW

         General

         Proteins and nucleic acids, two major groups of naturally occurring molecules, and their respective roles in the development and treatment of diseases, have received widespread attention from the scientific community. The roles of complex carbohydrates and lipids in disease causation and prevention, on the other hand, were largely ignored in the past because of the chemical complexity of these molecules and the difficulty of analyzing them. Their roles in biological functions such as infection, inflammation and other disease processes are now being evaluated. Advances in molecular biology, bacterial physiology and analytical techniques have enabled scientists to characterize and begin to elucidate the roles of these bioactive molecules in the infectious disease process.

         Complex carbohydrates are associated with mammalian cells in several forms and have been shown to serve as receptors on cell surfaces to which viruses, bacteria and toxins (collectively, "microbes") can adhere, thereby causing infection or disease in the host. Lipids also have a variety of functions within the body. Certain types of lipids are reservoirs of nutritional energy; others function in cell-cell adhesion and in communication with other cells; and some make up the architecture of the plasma membranes of individual cells of the body. These particular cell membrane lipids were once thought to function only to maintain the shape and integrity of cells and to serve as a barrier between extracellular and intracellular environments. However, discoveries by the Company's scientists and collaborators have revealed that certain lipids (i.e., phospholipids), particularly those found in the mucus layer overlaying certain cells in the body, may play a major role in the pathogenesis of infection by serving as receptors and nutrients for growth of bacteria.

         Adhesin-Receptor Technology ("ART")

         Generally, the first step in the process of microbial infection is the attachment of microbes to the surface of host cells through a binding process known as adhesion. The Company has developed its proprietary ART to study the precise molecular events that underlie microbial adhesion to host cell receptors. Much like a lock and key, adhesins (the "key"), which are surface proteins on the outer membrane or cell wall of microbes recognize only particular molecular conformations and bind to specific, complementary receptors (the "lock") on the host cell surface. Using its ART, the Company has identified host cell receptors and their corresponding microbial adhesins for a number of microbes. The Company believes that certain microbial adhesins may be critical elements in providing a microbe access to the host cell by attaching to the corresponding protein, carbohydrate or lipid receptor, thereby facilitating the colonization (i.e., growth) and subsequent infection of the microbes.

         One of the most safe and effective means of preventing disease and death from infectious microbes has been immunization. Immunization is the act of inducing immunity by active or passive means. Antigens are substances of foreign agents, such as microbes, which signal to the immune system the presence of those particular agents. Once the human immune system identifies an antigen associated with a microbe, it produces substances called antibodies, which are specific proteins that recognize and react with the particular antigen. The presence of the particular antigen on the cell surface of the microbe enables the appropriate or corresponding antibody to bind to those cells but not to others. These antibodies are generally effective in neutralizing microbes. Therefore, exposure to the antigen in the form of a vaccine containing the antigen can stimulate the immune system to produce antibodies, thereby inducing immunity against a disease. This process is referred to as "active immunization." However, in some cases, the immune system on its own may not produce the antibodies in sufficient quantity to eliminate the undesirable agents or may not have been stimulated prior to the infection. In such instances, it may then be possible to provide immunity by injecting antibodies directly (i.e. rather than inducing their production) that have been produced in another host, either naturally or through vaccination. This process is referred to as "passive immunization."

         One of the most difficult problems inherent in vaccine development is that microbes of the same species often exhibit strain-to-strain diversity with respect to the types of antigens on their surfaces. With such diversity in the composition of microbes of the same species, the effect of vaccines targeted to a single strain of the microbe may be limited. The Company believes its proprietary ART may aid in circumventing the problems posed by strain diversity and antigen variations within strains. The Company has discovered that some adhesins that occur on the outer membrane or cell wall of certain species of microbes are the same throughout various strains within a given species (i.e. they are "conserved"). Based on data from animal models, the Company believes that the development of human vaccines aimed at stimulating the production of antibodies against these highly conserved proteins (adhesins) should be effective in providing immunity to a wide variety of strains of a given species.

         The first step in the process of developing adhesin vaccines is for the Company to identify the host cell receptor and its molecular structure. To date, the Company's scientists have identified the molecular structure of host cell receptors for more than 60 microbes. Once the Company has identified the receptor, the Company then uses it as a probe to identify and purify the corresponding adhesin for further analysis and development. Monoclonal or polyclonal antibodies and DNA probes are then used to identify the gene responsible for the adhesin. The recombinant adhesin can then be produced in sufficient quantities from the identified clone for preclinical and clinical testing.

         Nutriment Signal Transduction ("NST")

         Microbes require a specific environment and nutrients to survive and reproduce. Not only does the mucosal surface, where more than ninety (90) percent of infections start, serve as a barrier to infection but it can serve as an environment for bacteria to survive and grow using substances found in the mucus as a nutriment source. NST is the regulation of cell growth through the stimulation or suppression of cellular activities by substances or conditions that nourish or promote growth. The application of NST is basically the use of physiologically logical signals to permit growth and stimulate the production of clinically relevant microbial antigens. The identification of growth components in mucus has made it possible to duplicate in the laboratory the specific environment found in the body by including these growth substances and conditions in laboratory growth media. The behavior of a microbe during entry and invasion of the host is a balancing act between the microbe and the host. Bacteria grown in an NST environment express antigens that more closely resemble the antigens produced within the body; these antigens may not be expressed in bacteria grown using traditional laboratory conditions. Therefore, these newly expressed antigens or antigenically enhanced microbes should result in more potent and better targeted vaccines for inducing immunity against an infectious agent. In addition, NST provides a platform for the Company to investigate drug discovery and development for both infectious diseases and related disorders.

STRATEGY FOR COMMERCIAL DEVELOPMENT

         All of the Company's proposed vaccine products are in research, preclinical or clinical development. Phase I clinical trials have been completed for Campylobacter jejuni, and Helicobacter pylori and Haemophilus influenzae are currently in Phase I clinical trials. All vaccine products will require substantial additional research and development, preclinical testing, clinical trials and/or regulatory approvals from the appropriate governmental agencies prior to commercialization. See "BUSINESS -- Government Regulation." With respect to the Company's proposed vaccine products, this process (from research to marketing) could require significant expenditures over a number of years assuming that the results obtained warrant continued development efforts.

         On May 7, 1996, the Company executed definitive agreements with SmithKline, effective March 1, 1996, which established the Joint Venture, to develop and commercialize human bacterial vaccines utilizing the Company's proprietary technologies. The agreements provide for the following: a payment of $3,000,000 to the Company in connection with SKB's acquisition of a 26.25% equity interest in the Joint Venture; a payment of $2,400,000 to the Company to fund research and development for the first year; additional committed research and development funding through February 28, 1998, with SmithKline having the option to fund future years; two separate options granted to SKB expiring October 1, 1997 and 1998, respectively, to acquire from the Company additional equity interests in the Joint Venture; an exchange option granted by the Company to SKB enabling SKB to convert its equity interest in the Joint Venture for up to 4,793,685 shares of the Company's common stock, under specified conditions; and a warrant granted by the Company to SKB enabling SKB to acquire up to 7,682,637 shares of the Company's common stock, under specified conditions, and only to the extent that certain options and warrants previously granted and outstanding as of the date of the establishment of the strategic alliance are exercised. The agreements also provide for SmithKline to make milestone payments and pay royalties to the Joint Venture; and for SmithKline to reimburse the Company for expenses the Company incurs for agreed upon production lots of vaccines for clinical trials, the conduct of agreed upon clinical trials, and the agreed upon prosecution and maintenance of the Company's patents and patent applications. As further stipulated in the agreements, SmithKline will be responsible for conducting additional clinical trials, manufacturing, and sales and distribution.

         In December 1994, the Company entered into a technology license agreement with PMC, whereby the Company granted an exclusive license to develop, produce and market any product using the Company's Haemophilus influenzae nontypeable Hin47 adhesion protein in all countries other than those of the Asia-Pacific region. Under the license agreement, PMC is obligated to use commercially reasonable efforts to develop a marketable product. However, at its option and for good cause, PMC may cease development upon 6 months' prior written notice to the Company and upon payment of all amounts due to the Company through the effective date of the termination (in which case the licensed technology reverts to the Company). The Company earned a license fee in 1994. The Company is entitled to milestone payments based on the licensee's performance or the passage of time and earned the first milestone payment of $150,000 in December 1995. Additionally, upon commercialization, the licensee is obligated to pay a guaranteed minimum annual royalty to the Company on sales of any product incorporating the Company's technology. The licensee commenced a Phase I trial in February 1997 to determine the safety and immunogenicity of the vaccine.

         In August 1994, the Company entered into a Cooperative Research and Development Agreement ("CRADA") with the United States Navy, whereby the Company granted Government Purpose License Rights to its Campylobacter vaccine technology. In exchange for the rights granted, the United States Navy agreed to conduct and fund the costs involved in Phase I, II and III clinical trials for the vaccine, subject to the availability of required funds. Two Phase I trials have been successfully completed and Phase II and III trials are being planned. The Company retained all commercial rights to develop, produce and market any product involving its proprietary Campylobacter technology. Either party may terminate the CRADA upon thirty days written notice.

         In October 1992, the Company entered into a license agreement with Galagen, Inc. ("Galagen") pursuant to which Galagen paid the Company a license fee for the exclusive rights to use Company technology, including certain vaccines, to make, have made and sell non-parenteral passive immunity antibodies and to use the Company's carbohydrate receptor technology for certain therapeutic purposes. Under the license, Galagen also has exclusive rights to use the Company's carbohydrate receptor technology for certain purposes relating to the diagnosis and treatment of cancer. Galagen is obligated to pay royalties on sales of certain products derived from such technology.

         The Company may continue to grant licenses to certain of its proprietary technologies in exchange for upfront license fees and/or royalty payments. The Company anticipates seeking such arrangements with respect to technologies that it is unwilling or unable to pursue on its own.

         Other Possible Joint Ventures

         The Company may enter into joint ventures in the future with other pharmaceutical companies for the development of human therapeutic products and animal vaccines. It is expected that these entities would bear the cost of the regulatory approval process necessary to commercialize these products, including the costs of preclinical and clinical trials, as well as to manufacture and market any product which may be successfully developed. In addition, it is expected that such entities also would be responsible for commercial scale manufacturing which would be in compliance with applicable FDA regulations. The Company anticipates that any such arrangements may involve the grant by the Company of the exclusive or semi-exclusive right to sell specific products to specified market segments in particular geographic territories in exchange for royalty, joint venture, future co-marketing or other financial interests. The Company believes that these arrangements will be more effective in promoting and distributing therapeutic products in the United States in view of the Company's limited resources and the extensive marketing networks and large advertising budgets of large pharmaceutical companies.

         The Company has and may in the future, in certain limited instances where a product's target market would require a relatively small sales force, retain marketing rights. Further, the Company may determine to manufacture certain products in addition to producing specific components thereof. If the Company determines to establish its own marketing and/or manufacturing capability for certain products (which will depend on the availability of sufficient financial resources), it will, among other things, need to attract and retain experienced personnel.

PRODUCTS UNDER RESEARCH AND DEVELOPMENT

         RESEARCH ACTIVITIES ON BEHALF OF THE JOINT VENTURE

         The Company is currently conducting or expects to conduct on behalf of the Joint Venture research activities in several product areas which are based on its ART and NST technologies.

         Helicobacter pylori

         The Company is engaged in ongoing efforts aimed at developing a vaccine for Helicobacter ("H.") pylori, bacteria that can colonize in the stomach for years and are believed to play a major role in peptic ulcers and other gastrointestinal disorders, including gastritis and gastric cancer. Approximately half the world's population is infected with this organism, and one out of ten Americans are affected some time during their lives.

         Using NST technology, the Company has produced H. pylori bacteria that are antigenically enhanced when compared to conventionally grown H. pylori. These cells have been formalin-inactivated (killed) and combined with a proprietary mucosal adjuvant for use as a vaccine. A clinical trial is in progress under a FDA Investigational New Drug Application ("IND") to assess the safety and immunogenicity of this H. pylori vaccine preparation. This randomized double-blinded Phase I clinical trial will be conducted in volunteers with and without subclinical gastric infection. Preclinical models indicate that the vaccine has both prophylactic and therapeutic applications.

         In addition, Company scientists and collaborators have identified host cell receptors and have purified adhesins from H. pylori. The Company has cloned the genes, produced the recombinant proteins and produced quantities of the adhesins for preclinical animal testing. See "BUSINESS -- Production Facility." Further, the Company is evaluating other surface proteins and acellular antigens as potential vaccine candidates.

         Uses of these potential vaccine products for other than as human vaccines are available for other collaborations that may be entered into by the Company. See "BUSINESS -- Strategy for Commercial Development."

         Chlamydia

         The Company is involved in an adhesin vaccine development project aimed at Chlamydia ("C.") trachomatis, the most common sexually transmitted bacteria. More than four million infections occur annually in the United States in men and women. Infection with these bacteria in women can lead to more severe diseases, including pelvic inflammatory disease, and ultimately infertility.

         The Company believes that through its proprietary ART it is possible that an effective anti-Chlamydial vaccine could be developed. The Company has identified and purified an adhesin from C. trachomatis and is completing the cloning of the adhesin gene. The Company plans to produce the recombinant adhesin to conduct initial animal testing. Uses of these potential vaccine products for other than as human vaccines are available for other collaborations that may be entered into by the Company. See "BUSINESS -- Strategy for Commercial Development."

         Based on the successful completion of a Phase I Small Business Innovation Research grant ("SBIR"), the Company was awarded in August 1996 a $600,000 Phase II SBIR from the National Institutes of Health ("NIH") to further develop this antigen as a potential subunit vaccine.

         Campylobacter

         Campylobacter is a leading cause of diarrheal disease worldwide--over 400 million cases annually. The Company has entered into a CRADA with the United States Navy which has as its objective the development of a safe and effective vaccine to prevent diarrhea caused by enteropathogenic Campylobacter jejuni. The Company has developed and produced a whole cell vaccine utilizing its know-how in NST.

         Two successful clinical trials have been completed. The first was a Phase I clinical study which showed the safety and immunogenicity of the formalin-inactivated (killed) Campylobacter whole cell vaccine preparation. The second trial tested the safety and immunogenicity of a killed Campylobacter whole cell vaccine in combination with a mucosal adjuvant. Data from this second study are being analyzed; however, preliminary results indicated that the combination is safe and immunogenic. As a result of these successful Phase I clinical studies, Phase II and III clinical studies are being planned. Uses of these potential vaccine products for other than as human vaccines are available for other collaborations that may be entered into by the Company. See "BUSINESS -- Strategy for Commercial Development."

         Otitis Media

         Otitis media, an ear infection, is the most frequent reason children visit the doctor, occurring in almost 80% of all children at least once. The three predominant types of bacteria found in infants and children with otitis media are Haemophilus influenzae, Moraxella catarrhalis, and Streptococcus pneumoniae. The current treatment of choice for otitis media is antibiotic therapy. However, because of the increase in the incidence of antibiotic resistant strains of all three of these bacteria and the costs associated with the treatment of this disease, the Company believes that an otitis media vaccine would be a preferred alternative for addressing this disease. The Company is currently developing a recombinant adhesin for Moraxella catarrhalis. The Company has identified receptors and proprietary adhesins for this bacteria and is in preclinical development efforts.

         Other Projects/Products

         Neisseria meningitidis is a respiratory pathogen that causes invasive meningococcal infections primarily in children younger than 5 years of age and travelers to countries recognized to have epidemic disease. The only vaccine available to date is one comprising bacterial capsular polysaccharides. These capsular polysaccharides have been shown to cross-react with neural cells, potentially causing severe side effects. The Company is using both ART and NST to identify novel adhesins or other surface proteins to develop a subunit vaccine that should avoid the drawbacks of the vaccine currently being used.

         Shigella is another leading cause of diarrheal disease worldwide with over 1 billion cases reported. Infection is most common in children 1 to 4 years old. There is no vaccine available. NST is being used to produce antigenically enhanced Shigella that may provide broad protective efficacy against diarrheal diseases.

         OTHER RESEARCH ACTIVITIES

         The Pittsburgh Otitis Media Research Center estimates that Haemophilus ("H.") influenzae nontypeable is present in over 25% of otitis media infections. The Company has identified an adhesin of H. influenzae and has successfully cloned the gene for production of the recombinant adhesin. This adhesin is extremely conserved in H. influenzae. The recombinant form of the adhesin has been shown in animal studies to elicit an immune response.

         In December 1994, the Company entered into a license agreement with PMC under which the Company granted to PMC an exclusive license to develop, manufacture and sell one or more vaccines based on the Company's proprietary H. influenzae technology. The Company continues to collaborate with PMC in evaluation of this technology and has received the first milestone payment according to the agreement.

         In the territory not included in the PMC license, H. influenzae vaccine preparations described above for use in humans have been licensed to SmithKline through the Joint Venture for further development and possible commercialization. See "BUSINESS -- Strategy for Commercial Development."

PRODUCTION FACILITY

         The Company established a contract for the services of a FDA approved pilot plant. This facility initially has been used for the production of the Company's Campylobacter jejuni and Helicobacter pylori whole cell vaccines for clinical trial purposes. The pilot plant was established and operates in compliance with the FDA's Good Manufacturing Practices ("GMP"). See "BUSINESS -- Government Regulation." The Company anticipates that it will produce pilot/clinical trial lots of its other proposed vaccines in this pilot facility.

GOVERNMENT REGULATION

         The production and marketing of the Company's products and its research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, vaccines, drugs and certain diagnostic products are subject to rigorous FDA review of safety and efficacy. The Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, recordkeeping, approval, advertising and promotion of such products. Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve Product License Applications ("PLAs") or refusal to allow the Company to enter into supply contracts. The FDA also has the authority to revoke product licenses and establishment licenses previously granted.

         In order to obtain FDA approval to market a new biological or pharmaceutical product, the Company or its licensees must submit proof of safety, purity, potency and efficacy, which will require the Company or its licensees to conduct extensive laboratory, preclinical and clinical tests. This testing, as well as preparation of necessary applications and processing of those applications by the FDA, are expensive and time-consuming and often take several years to complete. There is no assurance that the FDA will act favorably in making such reviews, and significant difficulties or costs may be encountered by the Company or its licensees in their efforts to obtain FDA approvals that could delay or preclude the Company or its licensees from marketing any such products that they may develop. The FDA may also require postmarketing testing and surveillance to monitor the effects of marketed products or place conditions on any approvals that could restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. With respect to patented products or technologies, delays imposed by governmental marketing approval processes may materially reduce the period during which the Company or its licensees will have the exclusive right to exploit patented products or technologies. See "BUSINESS -- Patents and Other Rights." Refusals or delays in the regulatory process in one country may make it more difficult and time consuming for the Company or its licensees to obtain marketing approvals in other countries.

         The FDA approval process for a new biological drug involves completion of preclinical studies and the submission of the results of these studies to the FDA in an IND, which must be approved before human clinical trials may be conducted. The results of preclinical and clinical studies on biological drugs are submitted to the FDA in the form of a PLA for approval to commence commercial sales. In responding to a PLA, the FDA may require additional testing or information, or may deny the application. In addition to obtaining FDA approval for each biological product, an Establishment License Application ("ELA") must be filed and the FDA must inspect and license the manufacturing facilities for each product. Product sales may commence only when both the PLA and ELA are approved. For a new, non-biological drug product, a New Drug Application ("NDA") must be submitted to the FDA instead of a PLA.

         In certain instances in which a treatment for a rare disease or condition is concerned, the manufacturer may request the FDA to grant the drug product Orphan Drug status for a particular use. In such event, the developer of the drug may request grants from the government to defray the costs of certain expenses related to the clinical testing of such drug and be entitled to marketing exclusivity and certain tax credits. The Company or its licensees may seek Orphan Drug designation in the future for proposed products. If these products are the first such products approved, the Company or its licensees may be entitled to seven year marketing exclusivity for such products once regulatory approval has been obtained. The seven year period of exclusivity applies only to the particular drug for the rare disease or condition for which the FDA has designated the product an Orphan Drug. Therefore, another manufacturer could obtain approval of the same drug for an indication other than the Company's or could seek Orphan Drug status for a different drug for the same indication.

         Sales of medical devices and biological and pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product or a device by a comparable regulatory authority of a foreign country must generally be obtained prior to the commencement of marketing in that country. Although the time required to obtain such approval may be longer or shorter than that required for FDA approval, the FDA approval process generally takes longer than foreign regulatory reviews.

         The Company is also subject to regulation by the Occupational Safety and Health Administration ("OSHA") and the Environmental Protection Agency ("EPA") and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. The Company believes that it is in compliance with regulations regarding the disposal of radioactive and chemical waste. The Company voluntarily complies with NIH guidelines regarding research involving recombinant DNA molecules. Such guidelines, among other things, restrict or prohibit certain recombinant DNA experiments and establish levels of biological and physical containment that must be met for various types of research.

         The Company either alone or in conjunction with its collaborators have filed INDs for Campylobacter jejuni and Helicobacter pylori vaccines. The applications were accepted by the FDA. As noted, the Company has entered into, and anticipates that it may in the future enter into, joint ventures, licensing or similar collaborative arrangements with one or more companies that will assume the costs and responsibility for clinical testing and for FDA and comparable foreign regulatory approval of any product which the Company may have in development. See "BUSINESS -- Strategy for Commercial Development." To the extent that the Company is unable to enter into such arrangements or to raise substantial additional capital, it may not have the resources to complete the regulatory approval process for such products.

PATENTS AND OTHER RIGHTS

         The Company has four issued U.S. patents and eight issued foreign patents. Currently there are twelve pending patent applications in the United States, for which six Notices of Allowance have been received, and twenty-eight corresponding international patent applications. Two of the issued patents and one of the U.S. patent applications, and the corresponding foreign patent applications, are co-owned with other entities. The majority of the patent applications relate to the Company's ART and NST. Collectively, the applications include composition claims for enhanced bacteria, receptors and their corresponding adhesins or toxins and method of use claims for the use of these compositions for vaccines and other antimicrobial products.

         The Company holds licenses for exclusive rights to patents and related technologies covering VeroTest and certain H. pylori products. The Company has made initial payments to the licensors and is obligated to timely pay certain royalties or these licenses may be converted to non-exclusive licenses. In addition, royalty payments must be made if the Company markets products or services incorporating the licensed technologies.

         There can be no assurance that the Company's pending patent applications will result in issued patents, that any of its issued patents will afford protection against a competitor, or that any patents issued or licensed to the Company could not be challenged, invalidated or circumvented by others. Further, the patent position worldwide of biotechnology firms generally is highly uncertain, involving complex legal and factual questions. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months or even years, the Company cannot be certain that others have not filed patent applications directed toward inventions covered by its pending patent applications or that it was the first to file patent applications on such inventions. There can also be no assurance that any application of the Company's technologies will not infringe patents or proprietary rights of others or that licenses that might be required for the Company's processes or products would be available on reasonable terms. Furthermore, there can be no assurance that challenges will not be instituted against the validity or enforceability of any patent owned or licensed by the Company or, if instituted, that such challenges will not be successful or that the Company will have the financial resources to defend against any such challenge. The extent to which the Company or its licensees may be required to obtain licenses under other proprietary rights, the cost and availability of such licenses are unknown. Patent litigation is becoming more widespread in the biotechnology industry. There can be no assurance that others could not bring legal actions against the Company or its licensees for patent infringement. If the Company or its licensees becomes involved in such litigation, it could consume a substantial portion of the Company's resources. The Company also may lack the financial resources to defend its patents against infringements by others.

         The Company believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws. In addition, foreign patents, if obtained, may not provide the level of protection provided by domestic patents.

         The Company's success depends, in large part, on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of third parties. If patents do not issue from present or future patent applications, the Company will likely be subject to greater competition. The Company also relies upon unpatented proprietary technology, and in the future may determine in some cases that its interest would be better served by reliance on trade secrets or confidentiality agreements rather than patents. In such circumstances, no assurance can be made that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to such proprietary technologies or disclose such technologies or that the Company or its licensees can meaningfully protect its rights in such unpatented proprietary technologies.

         The Company requires each of its employees, consultants, and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. The employee agreements generally provide that all inventions conceived by the individual and all confidential or proprietary technology, including information and materials, developed or made known to the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except under specified circumstances. The terms of agreements with consultants and advisors vary, as they relate to the ownership of inventions, depending primarily upon the policies of the academic and other institutions with which the consultants and advisors are associated. The Company has entered into non-disclosure agreements which are intended to protect its confidential information delivered to third parties for research or other purposes. There can be no assurance that these agreements will provide meaningful protection of the Company's confidential or proprietary technology in the case of unauthorized use or disclosure. Even if others do not gain unauthorized access to the Company's confidential or proprietary technology, there can be no assurance that others will not independently develop substantially equivalent proprietary technology. In addition, to the extent that strategic partners or consultants apply technological information developed independently by them or others to Company projects or apply Company technology to other projects, disputes may arise as to the ownership of proprietary rights to such technology.

COMPETITION

         Competition in the biotechnology and pharmaceutical industry is intense. While the Company is only aware of a limited number of companies that are pursuing the development of new bacterial vaccines and antimicrobial products, competition from other biotechnology and pharmaceutical companies for the development of products for prevention and/or treatment of the same infectious diseases targeted by the Company is intense and expected to increase. Many of the competitors of the Company have substantially greater financial resources and larger research and development staffs than the Company, as well as substantially greater experience in developing products, in obtaining regulatory approvals, and in manufacturing and marketing pharmaceutical products than the Company. Competition with these companies involves not only product development, but also acquisition of products and technologies from universities and other research institutions. The Company also competes with universities and other institutions in the development of products, technologies and processes. Competitors have developed, or may be in the process of developing technologies that are, or in the future may be, the basis for competitive products. There can be no assurance that the competitors of the Company will not succeed in developing technologies and products that are more effective or affordable than those being developed by the Company. In addition, one or more of the Company's competitors may achieve product commercialization or patent protection earlier than the Company.

         To the extent the Company has exclusively licensed out applications of the technology to address potential alternatives for treatment of certain infectious diseases, such alternatives are no longer available to the Company, thereby impacting the Company's ability to compete in the market for certain therapies for infectious diseases.

         The Company expects products approved for sale to compete primarily on the basis of product efficacy, safety, reliability, and patent position. Certain of the infectious diseases that the Company has chosen to target for its research and development are currently being treated with therapies that have varying degrees of success. Accordingly, the Company will be dependent upon the acceptance of a developed product by the medical community as a preferable method of treatment which in turn will depend upon the marketing and education efforts made by or on behalf of the Company. In addition, the first pharmaceutical product to reach the market in a therapeutic or preventive area is often at a significant competitive advantage relative to later entrants to the market. The Company's competitive position also will depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

BACKGROUND

         In March 1988, BioCarb Inc., the Company's predecessor, was established as a wholly-owned subsidiary of BioCarb AB, a Swedish biotechnology company. In August 1991, the Company was acquired by a then officer in a management buy-out and began doing business as MicroCarb Inc. Subsequent to the management buy-out, the Company has been operating as a development stage enterprise. In 1996, the Company changed its name to Antex Biologics Inc.

EMPLOYEES

         At December 31, 1996, the Company had 20 full-time employees, including sixteen research and development personnel. Of these employees, ten hold Ph.D. degrees. None of the employees is represented by a labor union. The Company considers its employee relations to be good.


                            DESCRIPTION OF PROPERTY

         The Company leases approximately 15,000 square feet of office and laboratory space in Gaithersburg, Maryland, pursuant to a lease expiring in January 1999. The lease provides for current annual rent of approximately $257,000, subject to specified annual increases. In addition, the lease provides for excess utility usage and administrative services of approximately $108,000 per year. The physical plant is fully equipped as a state-of-the-art biotechnology research facility. The Company believes that these facilities will be sufficient for the Company's planned activities for approximately the next twelve months, with the exception of the need for a small animal facility and pilot plant. The Company currently contracts for these needed services from such existing facilities.


                               LEGAL PROCEEDINGS

         The Company has been identified as a potentially responsible party by the EPA for a site cleanup in Denver, Colorado, where the Company sent hazardous materials through a contractor for disposal. The EPA contacted approximately 800 potentially responsible parties requesting additional information and listing manifests which evidence shipments of each individual company's waste to the site. Due to the number of parties involved, the multiplicity of possible solutions, the evolving technology and the years of remedial activity required, the Company is unable to assess and quantify the extent of its total responsibility at the site. The liability for future remediation costs has been evaluated. The Company believes that any ultimate liability will not materially affect the financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

         The names of each director and each executive officer, and each such individual's age, positions and offices held with the Company, years of service as a director, if applicable, principal occupation and business experience during the past five years, and certain other directorships held is set forth below. The following descriptions are based on information provided by such persons.

         V. M. ESPOSITO, PH.D., age 56, has served as President, Chief Executive Officer and a director of the Company since May 1992. In July 1992, he was elected Chairman of the Board of Directors. From April 1987 until joining the Company, Dr. Esposito was the founder and served as the President and Chief Executive Officer of Theracel Corporation, a privately-owned biotechnology company.

         CHARLES J. COULTER, age 71, has been a director of the Company since October 1992. Mr. Coulter was President of American Research and Development, a venture capital organization, from 1973 until his retirement in June 1992. Mr. Coulter is currently a director of a publicly-held company, Fusion Systems, Inc.

         BRUCE E. ELMBLAD, age 68, has been a director of the Company since April 1995. Mr. Elmblad has been the President of Venture Investment Advisors, Inc., a venture capital organization, since November 1994. From April 1990 to October 1994 he was a Partner with SED Partners and the President of SEC Management Company, Inc., two venture capital organizations. Mr. Elmblad is currently a director of two publicly-held companies, Martek Biosciences Corporation and PCD.

         DONALD G. STARK, age 70, has been a director of the Company since October 1992. From September 1987 until his retirement in September 1992, Mr. Stark served as the Vice Chairman of the Board of Nova Pharmaceutical Corporation.

         THERESA M. SMITH, ESQ., age 36, has served as Vice President, Corporate Development of the Company since September 30, 1996. From January 1995 to September 1996, Ms. Smith served as a patent attorney for the law firm of Armstrong, Westerman, Hattori, McLeland & Naughton. Previously, she was a patent attorney with the law firm of Pennie & Edmonds from August 1993 to January 1995. Prior to August 1993, she worked as a patent attorney in the legal department of The DuPont Merck Pharmaceutical Company.

         GREGORY C. ZAKARIAN, age 48, has served as Vice President, Administration, Chief Financial Officer and Treasurer of the Company since September 1992. He has served as Secretary of the Company since November 1993, and was Assistant Secretary of the Company from September 1992 until October 1993. Mr. Zakarian served as Director of Finance and Administration for Partnership for Democracy, a charitable organization, from 1991 until September 1992. He was a partner with BDO Seidman, a public accounting firm, from 1982 to 1991. Mr. Zakarian is a Certified Public Accountant.

         The Board of Directors consists of four members and is subdivided into three classes. One class is elected each year to hold office for a three-year term and until their successors are elected and qualified. Currently, (i) the Class I director, whose term expires at the 1999 Annual Meeting, is Bruce E. Elmblad, (ii) the Class II director, whose term expires at the 2000 Annual Meeting is Donald G. Stark and (iii) the Class III directors, whose terms expire at the 1998 Annual Meeting are V.M. Esposito and Charles J. Coulter. Successors to those directors whose terms have expired are required to be elected by stockholder vote; vacancies in unexpired terms and any additional positions created by board action may be filled by action of the existing Board of Directors, until their successors are elected. There are no family relationships among the executive officers and directors.

         The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board on matters relating to employee compensation and benefits, determines the compensation of the officers and other key employees, and administers the Stock Option Plan. The current members are Charles J. Coulter, Bruce E. Elmblad and Donald G. Stark (chair). The Audit Committee of the Board of Directors reviews and monitors the Company's financial reporting and accounting practices. The current members are Charles J. Coulter (chair), Bruce E. Elmblad and Donald G. Stark. The Company does not have a nominating committee.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Eighth of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement, provided that such expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article Thirteenth of the Company's Certificate of Incorporation requires the Company to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the Company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

         The Company maintains, at its expense, a policy of insurance that insures its directors and officers, subject to certain exclusions or deductions that are usual in such insurance policies, against certain liabilities that may be incurred in those capacities, including liabilities arising under the Securities Act and the Exchange Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             EXECUTIVE COMPENSATION

         The following table sets forth information for each of the Company's last three fiscal years concerning the compensation earned by each of the Company's executive officers whose compensation, consisting of salary and bonuses, exceeded $100,000 for the year ended December 31, 1996 (the "named executive officers").

                                        SUMMARY COMPENSATION TABLE

                                                                                    Long-Term Compensation
                                                                         ---------------------------------------------
                                             Annual
                                          Compensation                                Awards               Payouts
                        -----------------------------------------------------------------------------------------------------------
                                                                                           Securities                    All Other
    Name and                                                 Other          Restricted     Underlying        LTIP         Compen-
   Principal                                                 Annual           Stock         Options/         Pay-         sation
    Position       Year   Salary ($)(1)   Bonus ($)      Compensat.($)      Awards($)        SARs(#)       outs($)          ($)
-----------------------------------------------------------------------------------------------------------------------------------

V.M. Esposito,   1996     257,990           175,000            --               --            1,000,000       --       64,023(3)
Ph.D., Chief     1995     230,000             --               --               --            1,250,000       --       88,674
Executive        1994     205,000(2)          --               --               --              250,000       --       64,033
Officer



G.C. Zakarian,   1996     127,212           30,000             --               --              125,000       --       26,739(3)
Chief Financial  1995     118,000             --               --               --              325,000       --       34,918
Officer          1994     103,000             --               --               --               75,000       --       24,139


------------------

(1) Pursuant to the terms of the Private Placement, the compensation of the named executive officers of the Company (except for options, warrants and similar equity incentives) could not be increased for a period ending 13 months following the April 18, 1995 termination date of the offering.

(2) Dr. Esposito elected to defer receipt of $25,000 in 1994 of his salary under the Company's Deferred Compensation Program.

(3) Consists of premiums paid by the Company on a split dollar life insurance policy held by the individual.

         The following table sets forth individual grants of stock options to the named executive officers during the year ended December 31, 1996.


                                                    OPTION GRANTS IN 1996

                                 Number of                Percent of
                                Securities               Total Options
                                Underlying                  Granted                  Exercise
                                  Options                to Employees                  Price                  Expiration
         Name                   Granted (#)             in Fiscal Year               ($/Share)                   Date
--------------------------------------------------------------------------------------------------------------------------------
V. M. Esposito, Ph.D.           500,000(1)                   33.4%                     $0.37                   01/16/06
                                500,000(2)                   33.4%                     $0.56                   11/11/06
G. C. Zakarian                  125,000(1)                    8.3%                     $0.37                   01/16/06



(1)      All options vested on May 7, 1996.

(2) 250,000 options vested on January 1, 1997. Balance of 250,000 options vest ratably on a monthly basis over the period November 11, 1996 through November 11, 2000.

         The following table sets forth information concerning stock options exercised during 1996 and the value of unexercised stock options held at December 31, 1996 by the named executive officers.


                                             AGGREGATED OPTION EXERCISES IN 1996
                                                  AND YEAR-END OPTION VALUES

                                                                                     Number of
                                                                               Securities Underlying     Value of Unexercised
                                                                                Unexercised Options      In-the-Money Options
                                                                                  at Year-End (#)            at Year-End
                            Shares Acquired on                                   Exercisable (E)/          Exercisable (E)/
Name                           Exercise (#)           Value Realized ($)         Unexercisable (U)        Unexercisable (U)
--------------------------------------------------------------------------------------------------------------------------------
V. M. Esposito, Ph.D.                0                        --                  2,065,219(E)(1)            $135,000(E)
                                                                                   494,792(U)(2)                  --

G. C. Zakarian                       0                        --                   545,000(E)(3)             $ 34,250(E)
                                                                                        --                        --




--------------

(1) Includes options to purchase 20,003 shares that are subject to an escrow arrangement entered into by certain of the Company's stockholders and optionholders in connection with the Company's initial public offering under which such shares are subject to forfeiture if certain income targets are not met (the "Escrow Arrangement").

(2)      Includes 250,000 options that vested on January 1, 1997.

(3) Includes options to purchase 6,666 shares that are subject to forfeiture in accordance with the terms of the Escrow Arrangement.


COMPENSATION OF DIRECTORS

         Only directors who are not employees of the Company are compensated for their services as directors. During 1996, each nonemployee director was paid $1,000 for each meeting of the Board of Directors which he attended. In addition, each nonemployee director receives $500 for each meeting of a committee of the Board attended in person and held separately. Directors also are reimbursed for their expenses incurred in attending Board and committee meetings. Effective May 1, 1997, each nonemployee director will also be paid an annual retainer of $10,000 as compensation for services.

         The 1992 Directors' Stock Option Plan (the "Directors' Plan"), as amended in April 1997, provides for the grant by the Company of options to purchase up to an aggregate of 1,700,000 shares of the Company's authorized but unissued Common Stock (subject to adjustment, in certain cases, including stock splits, recapitalizations and reorganizations). Each member of the Board of Directors of the Company who is not an employee of the Company qualifies to participate in the Directors' Plan. Upon initial election to the Board, a director is granted an option to purchase the number of shares of common stock equal to $20,000 ($10,000 if elected on or after the six-month anniversary of the most recent annual shareholders meeting) divided by the greater of the market price of the common stock on the date of grant or $0.50. At the time of reelection to serve or upon continuing to hold office for the following year, a director is granted an additional option to purchase the number of shares of common stock equal to $20,000 divided by the greater of the market price of the common stock on the date of the grant or $0.50. For directors who have served for at least three years, this basic annual grant is supplemented every third year by an additional grant of an option to purchase a number of shares of common stock equal to 150% of the number of shares covered by the basic grant. Vesting occurs quarterly in four equal installments over a period of one year following the date of grant. All stock options granted under the Directors' Plan have a five-year term. At December 31, 1996, options to purchase 111,300 shares of common stock were outstanding under the Directors' Plan.

EMPLOYMENT CONTRACTS

         Dr. Esposito entered into a new agreement with the Company which commenced January 1, 1996 and is due to expire on December 31, 2000. The agreement requires Dr. Esposito to devote his entire business time to the

Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by him during his employment. The agreement provides for an annual base salary of $300,000 through December 31, 1997, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Dr. Esposito also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on thirty-six months' prior notice or without notice upon payment of severance equal to thirty-six months' salary and any bonus to which he would have been entitled.

         Gregory C. Zakarian is employed under an agreement with the Company which commenced May 1, 1995 and is due to expire on April 30, 1998. Like Dr. Esposito's agreement, Mr. Zakarian's agreement requires him to devote his entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by him during his employment. The agreement provides for an annual base salary of $135,000 through April 30, 1997, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Mr. Zakarian also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on twelve months' prior notice or without notice upon payment of severance equal to twelve months' salary and any bonus to which he would have been entitled.

AMENDED AND RESTATED STOCK OPTION PLAN

         The Antex Biologics Inc. Amended and Restated Stock Option Plan (the "Stock Option Plan") provides for the grant of stock options to purchase up to an aggregate of 7,500,000 shares of the Company's authorized but unissued Common Stock (subject to adjustment, in certain cases, including stock splits, recapitalizations and reorganizations) to employees (including officers and directors who are employees), to members of advisory boards to the Company and to consultants and advisors to the Company. The options may be either "incentive stock options" within the meaning of Section 422 of the Code, or non-statutory options. Incentive stock options may be granted only to salaried employees (including officers and directors who are employees). Approximately 20 persons currently are eligible to participate in the Stock Option Plan.

         The Stock Option Plan is administered by the Compensation Committee of the Board of Directors, each member of which is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act. The Committee is responsible for determining the individuals to whom options will be granted, the time or times at which options will be granted, the designation of an option as either an incentive stock option or a non-statutory stock option, the option exercise price, the term of each option, the date or dates on which each option will become exercisable and any other terms of the options, all subject to the provisions of the Stock Option Plan.

         The exercise price of an option may not be less than 50%, in the case of a non-statutory option, and 100%, in the case of an incentive stock option, of the fair market value of a share of Common Stock on the date the option is granted. The term of an option may not exceed ten years. Notwithstanding the foregoing, in the case of an incentive stock option granted to a person who at the time of grant owns, directly or by attribution, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and its affiliates, the exercise price of an option may not be less than 110% of the fair market value of a share of Common Stock on the date of grant and the term of the option may not exceed five years. During the optionee's lifetime, an option is exercisable only by the optionee and is not transferable except by will or by the laws of descent and distribution.

         The exercise price of an option may be paid (i) in cash, (ii) if authorized by the Committee, by delivery to the Company of shares of Common Stock owned by the optionee having a fair market value equal to the aggregate exercise price or (iii) by any other means authorized by the Committee, including the delivery of a promissory note. If delivery of shares of Common Stock in payment of the exercise price is permitted, an optionee could, through a series of virtually simultaneous exercises and tenders of the shares received upon exercise, exercise all exercisable options with a minimum initial commitment of previously-owned shares. If payment of the exercise price is made through a tender of shares, the Company will receive no cash consideration for the sale of shares.

         Upon the occurrence of a "change in control" of the Company (which is defined by the Stock Option Plan to include (i) the acquisition by any person or group of 50% or more of the combined voting power of the Company's outstanding securities, (ii) certain changes in the composition of the Board of Directors within a two year period, (iii) certain mergers or (iv) a liquidation or sale of all or substantially all of the assets of the Company), all outstanding options become immediately exercisable in full without regard to any otherwise applicable vesting restrictions.

         The Board of Directors may amend or terminate the Stock Option Plan at any time; provided that the approval of the stockholders of the Company is required to the extent necessary (i) to comply with Section 422 of the Code or any successor provision with respect to incentive stock options or (ii) to maintain compliance with Rule 16b-3 under the Exchange Act, with respect to options granted to executive officers and to directors who are employees of the Company.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of April 18, 1997, regarding the beneficial ownership of the Company's common stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. The persons named in the table below have advised the Company that they have sole voting power and sole investment power with respect to all shares of common stock shown as beneficially owned by them, except where otherwise indicated.

                                                    NUMBER                 PERCENTAGE
   NAME AND ADDRESS(1)                              OF SHARES               OF CLASS
   -------------------                              ---------               --------

         V. M. Esposito, Ph.D.                    2,423,717(2)(3)(4)          9.76%



         Charles J. Coulter                          43,125(5)                   *



         Bruce E. Elmblad                            18,550(5)                   *



         Donald G. Stark                             78,840(6)                   *



         Gregory C. Zakarian                        550,000(7)                2.39%



         All directors and executive officers


           (6 persons in group)                   3,114,232(8)               12.22%

-----------------

*        less than 1%

(1)      The address of each person is 300 Professional Drive, Gaithersburg, MD
         20879.

(2) Includes 39,083 shares that are subject to forfeiture in accordance with the terms of the Escrow Arrangement.

(3) Includes 2,346,469 shares issuable upon the exercise of options that are immediately exercisable or that will become exercisable within 60 days after April 18, 1997 (of which 20,003 are subject to forfeiture in accordance with the terms of the Escrow Arrangement).

(4) Includes 20,000 shares owned by a trust of which Dr. Esposito's wife is sole trustee and as to which he disclaims beneficial ownership.

(5) Consists solely of shares issuable upon the exercise of options that are immediately exercisable or that will become exercisable within 60 days after April 18, 1997.

(6) Includes 43,125 shares issuable upon the exercise of options that are immediately exercisable or that will become exercisable within 60 days after April 18, 1997.

(7) Includes 545,000 shares issuable upon the exercise of options that are immediately exercisable or that will become exercisable within 60 days after April 18, 1997 (of which 6,666 are subject to forfeiture in accordance with the terms of the Escrow Arrangement.)

(8) Includes 39,083 shares subject to forfeiture in accordance with the terms of the Escrow Arrangement and 2,999,269 shares issuable upon the exercise of options that are immediately exercisable or that will become exercisable within 60 days after April 18, 1997 (of which options 26,669 are subject to forfeiture in accordance with the terms of the Escrow Arrangement).

                           DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock consists of 95,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of April 18, 1997, there were 22,479,679 shares of Common Stock issued and outstanding. No shares of Preferred Stock are issued and outstanding.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held of record. The holders of the Common Stock have no preemptive rights or rights to subscribe for additional shares or any conversion right or right of redemption. Holders of the Common Stock are (i) entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and (ii) upon liquidation, are entitled to participate pro rata in the assets of the Company available for distribution to the holders of the Common Stock.
All of the outstanding shares of Common Stock are fully paid and nonassessable.

         The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and special meetings may be called only by the Board of Directors or the President. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as approving a merger) only at a duly called stockholders meeting, and not by written consent.

REDEEMABLE WARRANTS

         In connection with the Company's initial public offering, the Company issued 1,380,000 Redeemable Warrants. Each Redeemable Warrant, as the terms thereof subsequently have been adjusted, entitles the registered holder thereof to purchase 1.3 shares of Common Stock at an exercise price of $5.92 per share, on or prior to December 17, 1997, unless earlier redeemed. The Redeemable Warrants are subject to redemption by the Company, upon 30 days' prior written notice, at a price of $0.05 per Redeemable Warrant, if the average market price of the Common Stock over a period of 20 consecutive business days ending within five days of the date on which the notice of redemption is given shall have exceeded $10.50 per share. The Redeemable Warrants are not being offered for sale pursuant to this Prospectus.

IPO UNIT PURCHASE OPTION

         In connection with the Company's initial public offering, the Company issued to D.H. Blair Investment Banking Corp., the underwriter for the initial public offering, a Unit Purchase Option (the "IPO Unit Purchase Option"), as the terms thereof subsequently have been adjusted, to purchase up to 120,000 Units (the "IPO Units"), each IPO Unit consisting of 1.27 shares of Common Stock and 1.3 Redeemable Warrants, at an exercise price of $6.63 per IPO Unit. The IPO Unit Purchase Option is exercisable for the two-year period commencing December 17, 1995. Neither the IPO Unit Purchase Option nor the underlying securities are being offered for sale pursuant to this Prospectus.

PRIVATE PLACEMENT UNIT PURCHASE OPTION

         In connection with the Private Placement, the Company issued to D.H. Blair Investment Banking Corp., the placement agent for the Private Placement, a Unit Purchase Option (the "Private Placement Unit Purchase Option"), to purchase up to 24.67 Units (the "Private Placement Units"), each Private Placement Unit consisting of 142,860 shares of Common Stock and an equal number of Class B Warrants, at an exercise price of $50,000 per Private Placement Unit. The Private Placement Unit Purchase Option is exercisable for the two year period beginning on March 24, 1998, and is transferrable commencing as of the date of issuance. Neither the Private Placement Unit Purchase Option nor the underlying securities are being offered for sale pursuant to this Prospectus.

TRANSFER AND WARRANT AGENT

         American Stock Transfer & Trust Company, New York, New York, serves as the Transfer Agent for the Common Stock.


                            SELLING SECURITY HOLDERS

         The following table sets forth certain information with respect to the Selling Security Holders and the shares of Common Stock covered by this Prospectus. The number of shares of Common Stock indicated as owned represent
(i) those shares purchased by the Selling Security Holder in the Private Placement or directly or indirectly from a purchaser of the shares in the Private Placement and (ii) those shares acquired by the Selling Security Holder upon exercise of Class B Warrants. Some of the Selling Security Holders may already have sold some or all of the shares of Common Stock shown as owned by them.

         With the exception of Donald G. Stark, who is a director of the Company, none of the Selling Security Holders has been a director, officer or employee of, or has had any material relationship with, the Company or its predecessor. The Selling Security Holders may own additional shares of Common Stock that are not covered by this Prospectus and, accordingly, the Company is not aware of the extent to which a Selling Security Holder, upon the completion of the sale of the shares of Common Stock covered by this Prospectus, may continue to own other shares of Common Stock.

                                                                Number To
Selling Security Holder                  Number Owned            Be Sold
-----------------------                  ------------            -------
1.     Magid M. Abraham
        Common Stock                           285,720              285,720

2.     Jeffrey Anderson
        Common Stock                           142,860              142,860

3.     Eric C. Appolonia
        Common Stock                           142,860              142,860

4.     John Augustyn
        Common Stock                           142,860              142,860

5.     The Aries Fund
        Common Stock                           142,860              142,860

6.     The Aries Domestic Fund LP
        Common Stock                           285,720              285,720

7.     William H. Baker and
        Ann V. Baker, JT
        Common Stock                           142,860              142,860

8.     George H. Baldwin, Jr.
        Common Stock                           285,720              285,720

9.     Paul A. Balsamo
        Common Stock                            71,430               71,430

10.   Charles A. Beach and
       Elizabeth M. Beach, JT
        Common Stock                           142,860              142,860

11.   Robert S. Benach and
       Sonia T. Benach, JT
        Common Stock                           142,860              142,860

                                                                Number To
Selling Security Holder                  Number Owned            Be Sold
-----------------------                  ------------            -------
12.   Howard Berg, M.D.
        Common Stock                           142,860              142,860

13.   Donald P. Boggs
        Common Stock                            71,430               71,430

14.   Midocean Trust Limited TTEE
       for the Bressman Family Trust
        Common Stock                           571,440              571,440

15.   Bridge Publishing
        Common Stock                           142,860              142,860

16.   Morris L. Brunson
        Common Stock                           571,440              571,440

17.   Claude L. Buller
        Common Stock                           285,720              285,720

18.   Robert D. Burke, M.D.
        Common Stock                           142,860              142,860

19.   Andrew P. Carter, Jr.
        Common Stock                           285,720              285,720

20.   Jack Chehebar
        Common Stock                           142,860              142,860

21.   C.L.F.S., Ltd.
        Common Stock                           142,860              142,860

22.   Mark H. Cohen and
       Mary Jane P. Cohen, JT
        Common Stock                           142,860              142,860

23.   Betty Cornell
        Common Stock                           285,720              285,720

24.   Dr. Michael L. Darby and
       Kelly O. Darby, JT
        Common Stock                           142,860              142,860

25.   Michael H. Davidson, M.D.
        Common Stock                           142,860              142,860

26.   Diane Doppelt and
       Jeffrey Doppelt, TIC
        Common Stock                           285,720              285,720

27.   Robert Doyon and
       Pauline Doyon, JT
        Common Stock                           571,440              571,440

28.   Jules H. Dreyfuss
        Common Stock                           285,720              285,720

29.   Jonathan Elias and Irene Elias,
       Tenants by the Entirety
        Common Stock                           142,860              142,860

                                                                Number To
Selling Security Holder                  Number Owned            Be Sold
-----------------------                  ------------            -------
30.   William Embry and
       Helen M. Embry, JT
        Common Stock                           142,860              142,860

31.   Ralph Falk, II
        Common Stock                           285,720              285,720

32.   Leonard R. Farber
        Common Stock                           142,860              142,860

33.   Bruce Fetzer and
       D'Arbra Fetzer, JT
        Common Stock                           142,860              142,860

34.   Stephen Ficchi
        Common Stock                            71,430               71,430

35.   Brian Frank
        Common Stock                           142,860              142,860

36.   Melrene Friedler
        Common Stock                           285,720              285,720

37.   Garrett Associates, Inc.
        Common Stock                            71,430               71,430

38.   Jerome Gilbert
        Common Stock                           142,860              142,860

39.   Mark Gilder and
       Judy Gilder, JT
        Common Stock                            71,430               71,430

40.   Marvin A. Ginsburg and
       Sheila Weiss Ginsburg, JT
        Common Stock                            71,430               71,430

41.   Jeffrey Goffman
        Common Stock                           142,860              142,860

42.   Irving Goldman
        Common Stock                           285,720              285,720

43.   Goldstein Family Loving Trust
        Common Stock                           142,860              142,860

44.   Paul Goslin
        Common Stock                           142,860              142,860

45.   Charles Grodin
        Common Stock                           142,860              142,860

46.   Guaranty and Trust Co. TTEE
       Richard Hofmann IRA
        Common Stock                            71,430               71,430

47.   Franklin Gutman and
       Laurie Gutman, JT
        Common Stock                            71,430               71,430

                                                                Number To
Selling Security Holder                  Number Owned            Be Sold
-----------------------                  ------------            -------
48.   William M. Hager
        Common Stock                            71,430               71,430

49.   Raymond Haysbert
        Common Stock                            71,430               71,430

50.   James J. Higbee
        Common Stock                            71,430               71,430

51.   Birte Hofmann
        Common Stock                            71,430               71,430

52.   Holistic Chiropractic Center
        Common Stock                            71,430               71,430

53.   Samuel J. Holtzman Trust
       FBO AMND REINSTD 2/8/94
        Common Stock                           142,860              142,860

54.   Trevor W. Hunt
        Common Stock                           285,720              285,720

55.   George R. Isely and
       Judith A. Isely, JT
        Common Stock                           142,860              142,860

56.   Stephen Baldwin Jayne
        Common Stock                           142,860              142,860

57.   Peter M. Kash and
       Donna F. Kash, JT
        Common Stock                           142,860              142,860

58.   Stephen J. Kornfeld and
       Janice T. Kornfeld, JT
        Common Stock                            71,430               71,430

59.   Randall H. Leisure
        Common Stock                           142,860              142,860

60.   Charles Leithauser
        Common Stock                           285,720              285,720

61.   George Lionikis, Sr.
        Common Stock                           142,860              142,860

62.   Dr. Joseph Litner
        Common Stock                           214,290              214,290

63.   Jeffrey A. Lotz and
       Patricia E. Lotz, JT
        Common Stock                            71,430               71,430

64.   Joseph O. Manzi
        Common Stock                           571,440              571,440

65.   Gary R. Marano
        Common Stock                            71,430               71,430

                                                                Number To
Selling Security Holder                  Number Owned            Be Sold
-----------------------                  ------------            -------
66.   Brian Mclean
        Common Stock                           142,860              142,860

67.   Michael F. Merollis
        Common Stock                            71,430               71,430

68.   Joseph Migliarese
       Revocable Trust
        Common Stock                            71,430               71,430

69.   Minmetals, Inc.
        Common Stock                           142,860              142,860

70.   Victor Molinsky
        Common Stock                           142,860              142,860

71.   Patrick Morgan and
       Ruth Morgan, JT
        Common Stock                            71,430               71,430

72.   Richard A. Nelson and
       Elaine M. Nelson, JT
        Common Stock                           285,720              285,720

73.   John New and
       Rita New, JT
        Common Stock                           142,860              142,860

74.   Orion Research
        Common Stock                           142,860              142,860

75.   Steven N. Ostrovsky
        Common Stock                           285,720              285,720

76.   Pacific Northwest Trust -- FBO
       Patrick D. Morgan -- SEP
        Common Stock                            71,430               71,430

77.   Barry Paley
        Common Stock                           142,860              142,860

78.   Alan N. Parnes, D.D.S.
        Common Stock                            71,430               71,430

79.   Irwin H. Parnes
        Common Stock                            71,430               71,430

80.   Michael Patoff and
       Mary Patoff, JT
        Common Stock                           357,150              357,150

81.   Robert M. Patton
        Common Stock                           285,720              285,720

82.   Gary R. Perrine and
       Rebecca C. Perrine, JT
        Common Stock                           142,860              142,860

83.   Joseph V. Perrotta
        Common Stock                            71,430               71,430

                                                                Number To
Selling Security Holder                  Number Owned            Be Sold
-----------------------                  ------------            -------
84.   Donald W. Peterson
        Common Stock                            71,430               71,430

85.   James R. Pinke, M.D.
        Common Stock                           142,860              142,860

86.   PLM Trust Farm Partnership
        Common Stock                            71,430               71,430

87.   Dr. Stephen Posovsky
       Money Purchase Keogh
       Plan & Trust
        Common Stock                            71,430               71,430

88.   Joseph R. Pugni
        Common Stock                            71,430               71,430

89.   Steven Richman
        Common Stock                           142,860              142,860

90.   Fred Rosen
        Common Stock                            71,430               71,430

91.   Sidney Rosen
        Common Stock                           285,720              285,720

92.   Elaine Rubin
        Common Stock                           285,720              285,720

93.   August J. Saccoccio
        Common Stock                           142,860              142,860

94.   Charles Sacks
        Common Stock                            71,430               71,430

95.    Renolt Samaan
        Common Stock                            71,430               71,430

96.    Barry Shemaria
        Common Stock                           142,860              142,860

97.    Lee H. Silverstein, D.D.S, M.S.
        Common Stock                            71,430               71,430

98.    Bryan Simmons
        Common Stock                           142,860              142,860

99.    Cynthia A. Simmons
        Common Stock                            71,430               71,430

100.    Harold Singer
        Common Stock                            71,430               71,430

101.   Eugene L. Snowden
        Common Stock                            71,430               71,430

102.   Leonard A. Solomon
        Common Stock                           142,860              142,860

                                                                Number To
Selling Security Holder                  Number Owned            Be Sold
-----------------------                  ------------            -------
103.   Ricky Solomon
        Common Stock                            71,430               71,430

104.   Peter M. Speier and
         Janyce Speier, JT
          Common Stock                         142,860              142,860

105.   Dr. George Spiegel
        Common Stock                           142,860              142,860

106.   Samuel R. Staggers
        Common Stock                            71,430               71,430

107.   Donald G. Stark
        Common Stock                            71,430               71,430

108.   STD Partners
        Common Stock                           142,860              142,860

109.   Sterling Corp.
        Common Stock                           142,860              142,860

110.   Faye L. Stilley
        Common Stock                           142,860              142,860

111.   Bernard Strassner and
         Bernice Strassner, JT
          Common Stock                         142,860              142,860

112.   Dennis Su
        Common Stock                           142,860              142,860

113.   Eugene S. Sumner
        Common Stock                           285,720              285,720

114.   Donna W. Timmerman
        Common Stock                           285,720              285,720

115.   Terry Sports, Inc.
        Common Stock                           285,720              285,720

116.   Douglas M. Trabilcy
        Common Stock                           571,440              571,440

117.   Urgent Care Corp
        P/S Robert Juranek
          Common Stock                         142,860              142,860

118.   George Wailand
        Common Stock                           142,860              142,860

119.   Charles Xue
        Common Stock                           285,720              285,720

120.   Harold Yordy and
        Phyllis Yordy, JT
          Common Stock                          71,430               71,430

                                                                Number To
Selling Security Holder                  Number Owned            Be Sold
-----------------------                  ------------            -------

121.   Herman L. Zeller
        Common Stock                           142,860              142,860

122.   Murray Zung
        Common Stock                            71,430               71,430





                              PLAN OF DISTRIBUTION

MANNER OF DISTRIBUTION BY THE SELLING SECURITY HOLDERS

        The Company has been advised by the Selling Security Holders that the shares of Common Stock to be sold by the Selling Security Holders may be sold by them from time to time directly to purchasers in privately negotiated transactions. Alternatively, the Selling Security Holders may, from time to time, offer the shares of Common Stock for sale in the over-the-counter market through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders. The Selling Stock Holders, and any dealers or brokers that participate in the distribution of the shares of Common Stock may be deemed to be "underwriters" as that term is defined by the Securities Act, and any profit on the sale of shares of Common Stock by them, and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act.

REGISTRATION OF THE COMMON STOCK

        The Company has undertaken to use its best efforts to cause the Registration Statement (as hereinafter defined) under the Securities Act registering the shares of Common Stock for resale by the Selling Security Holders to remain effective until such time as all of the shares of Common Stock issued upon exercise of the Class B Warrants issued in the Private Placement may be sold without volume limitations under Rule 144 under the Securities Act. The Company has agreed to pay all fees, costs and expenses incidental to the registration of the Registration Statement, except that the Selling Security Holders have agreed to bear their pro rata share of any underwriting discounts and commissions and transfer taxes. The costs to be borne by the Company include, without limitation, all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which such shares are to be registered and qualified. The fees and disbursements of counsel and accountants, if any, retained by the Selling Security Holders, and any other expenses incurred by the Selling Security Holders not expressly provided for in the individual subscription agreements between the initial purchaser of the Common Stock and Class B Warrants and the Company, will be borne by the Selling Security Holders.


                                 LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for the Company by Covington & Burling, Washington, D.C., counsel to the Company.


                                    EXPERTS

        The consolidated balance sheets of the Company as of December 31, 1996 and 1995, and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing in the Prospectus, and are so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities being offered hereby, reference is made to the Registration Statement, exhibits and schedules, which may be inspected without charge at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Reference is made to the copies of any contracts or other documents filed as exhibits to the Registration Statement.

                                           INDEX TO FINANCIAL STATEMENTS


Report of Coopers & Lybrand L.L.P., Independent Accountants, on Audited Financial Statements....................F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996....................................................F-3

Consolidated Statements of Operations for the years ended December 31, 1995 and 1996 and the period August 3, 1991 (inception) to December 31, 1996..........................................F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the period August 3, 1991 (inception) to December
31, 1996........................................................................................................F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the period August 3, 1991 (inception) to December 31, 1996..........................................F-9

Notes to Consolidated Financial Statements................................................................ . . F-11

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders
Antex Biologics Inc.

        We have audited the accompanying consolidated balance sheets of Antex Biologics Inc. and its subsidiary (a development stage enterprise) as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period January 1, 1993 to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Company for the period from August 3, 1991 (inception) to December 31, 1992. The financial statements for the period August 3, 1991 (inception) to December 31, 1992 were audited by other auditors, whose report, dated February 28, 1993, expressed an unqualified opinion on those statements.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Antex Biologics Inc. and its subsidiary as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the years then ended and for the period January 1, 1993 to December 31, 1996 in conformity with generally accepted accounting principles.







                                                       Coopers & Lybrand L.L.P.

Rockville, Maryland
February 7, 1997

                              Antex Biologics Inc.
                        (a development stage enterprise)

                                            CONSOLIDATED BALANCE SHEETS


                                                                                     DECEMBER 31
                                                                          1995                       1996
                                                                          ----                       ----

ASSETS
Current assets:
   Cash and cash equivalents                                         $   903,951                   $6,918,836
   Restricted cash                                                             -                      300,000
   Accounts and other receivables                                        144,466                       95,668
   Prepaid expenses and deposits                                         183,383                      247,717
                                                                    ------------                -------------
Total current assets                                                   1,231,800                    7,562,221
Property and equipment, net                                              952,742                      537,113
Restricted cash                                                          300,000                            -
Prepaid expenses                                                               -                      151,667
Deferred compensation trust                                              161,450                      191,189
                                                                    ------------                -------------
                                                                      $2,645,992                   $8,442,190
                                                                    ============                =============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable and accrued expenses                              $  198,512                   $  272,119
   Deferred research and development revenue                                   -                      744,198
   Deferred option payment                                               250,000                            -
   Deferred gain on sale and leaseback                                   524,794                      349,857
   Obligation under capitalized lease                                    601,689                      451,412
                                                                    ------------                -------------
Total current liabilities                                              1,574,995                    1,817,586
Deferred gain on sale and leaseback                                      349,857                            -
Obligation under capitalized lease                                       451,412                            -
Deferred compensation                                                    161,450                      191,189
Excess of fair value over cost of net assets acquired, net of
 accumulated amortization of $124,708 and $152,944                       157,645                      129,409
Other                                                                     68,166                       45,219

Commitments and contingencies

Stockholders' equity (deficit):
   Preferred stock, $.01 par value; 5,000,000 shares
    authorized; none outstanding                                               -                            -
   Common stock, $.01 par value; 65,000,000 shares
    authorized; 12,326,619 and 22,479,679 shares
    issued and outstanding                                               123,266                      224,797
   Additional paid-in capital                                         12,013,062                   17,752,416
   Deficit accumulated during the development stage                 (12,253,861)                 (11,718,426)
                                                                    ------------                -------------
Total stockholders' equity (deficit)                                   (117,533)                    6,258,787
                                                                    ------------                -------------
                                                                      $2,645,992                   $8,442,190
                                                                    ============                =============


  The accompanying notes are an integral part of these financial statements.

                              Antex Biologics Inc.
                        (a development stage enterprise)


                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     YEAR ENDED
                                                                     DECEMBER 31                            AUGUST 3, 1991
                                                                     -----------                              (INCEPTION)
                                                                                                                  TO
                                                             1995                     1996                 DECEMBER 31, 1996
                                                             ----                     ----                 -----------------
Revenues                                                   $  153,425              $ 3,827,111                $   4,699,186
                                                           ----------              -----------                -------------
Expenses:
    Research and development                                1,780,834                2,154,047                    9,399,635
    General and administrative                              1,425,101                1,251,556                    6,954,869
                                                           ----------              -----------                -------------
Total expenses                                              3,205,935                3,405,603                   16,354,504
                                                           ----------              -----------                -------------

Income (loss) from operations                              (3,052,510)                 421,508                  (11,655,318)

Other income (expense):
    Interest income                                           118,938                  228,966                      635,126
    Interest expense                                         (197,487)                (115,039)                    (698,234)
                                                           ----------              -----------                -------------

Net income (loss)                                         $(3,131,059)              $  535,435                $ (11,718,426)
                                                          ===========               ==========                =============

Net income (loss) per share                                     $(.32)                    $.03
                                                                =====                     ====

Shares and common share
    equivalents used in per share
   calculations                                             9,646,846               35,687,731
                                                            =========               ==========



   The accompanying notes are an integral part of these financial statements.

                              Antex Biologics Inc.
                        (a development stage enterprise)

                             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                          For the Period August 3, 1991 (inception) to December 31, 1996



Initial capitalization ($.20 per share).........................................................................
Net loss........................................................................................................


Balance at December 31, 1991....................................................................................


Sale of common stock for cash, January 1992 ($4.61 per share)...................................................
Sale of common stock for cash, February 1992 ($6.90 per share)..................................................
Issuance of common stock for services, March 1992 to July 1992 ($2.00 per share)................................
Conversion of notes payable into preferred stock, September 1992 ($4.48 per share)..............................
Sale of preferred stock for cash, September 1992 ($4.48 per share)..............................................
Issuance of preferred stock upon exercise of warrants, September 1992
    ($1.92 per share)...........................................................................................
Issuance of common stock for cash ($1.00 per share) and services ($1.00 per share), October 1992....................................................................................
Conversion of preferred stock into common stock, December 1992..................................................
Sale of common stock and warrants for cash, December 1992 ($4.84 per unit, net of offering costs of $1,396,893 or $1.16 per unit)......................................................
Net loss........................................................................................................


Balance at December 31, 1992....................................................................................

Sale of common stock and warrants for cash, January 1993 ($5.27 per unit, net of offering costs of $131,723 or $.73 per unit)...................................................
Compensation and consulting expense in connection with options granted..........................................
Net loss........................................................................................................


Balance at December 31, 1993....................................................................................
Net loss........................................................................................................


Balance at December 31, 1994....................................................................................

Sale of common stock and warrants for cash, March and April 1995 ($39,972 per unit, net of offering costs of $706,971 or $10,028 per unit)........................................................................
Required registration of common stock and warrants, October 1995 ($1,525 per unit)..............................
Net loss........................................................................................................


Balance at December 31, 1995....................................................................................


The accompanying notes are an integral part of these financial statements.



      PREFERRED STOCK                  COMMON STOCK                                     DEFICIT
---------------------------------------------------------------                   ACCUMULATED DURING
                                                                   ADDITIONAL             THE
   SHARES       PAR VALUE        SHARES          PAR VALUE      PAID-IN CAPITAL    DEVELOPMENT STAGE             TOTAL
----------------------------------------------------------------------------------------------------------------------------------
           -        $     -          390,830         $  3,908         $  74,093          $          -              $   78,001
           -              -                -                -                 -             (941,145)               (941,145)

           -              -          390,830            3,908            74,093             (941,145)               (863,144)


           -              -           43,430              435           199,565                     -                 200,000
           -              -          115,801            1,158           798,842                     -                 800,000
           -              -                -                -           383,014                     -                 383,014
     113,700          1,137                -                -           507,972                     -                 509,109
      89,328            893                -                -           399,296                     -                 400,189

      46,900            469                -                -            89,531                     -                  90,000

           -              -           75,000              750           149,250                     -                 150,000
   (249,928)        (2,499)          249,928            2,499                 -                     -                       -

           -              -        1,200,000           12,000         5,791,227                     -               5,803,227
           -              -                -                -                 -           (2,415,723)             (2,415,723)
------------------------------------------------------------------------------------------------------------------------------

           -              -        2,074,989           20,750         8,392,790           (3,356,868)               5,056,672


           -              -          180,000            1,800           946,477                     -                 948,277
           -              -                -                -            64,011                     -                  64,011
           -              -                -                -                 -           (2,725,902)             (2,725,902)

------------------------------------------------------------------------------------------------------------------------------
           -              -        2,254,989           22,550         9,403,278           (6,082,770)               3,343,058
           -              -                -                -                 -           (3,040,032)             (3,040,032)

           -              -        2,254,989           22,550         9,403,278           (9,122,802)                 303,026



           -              -       10,071,630          100,716         2,717,314                     -               2,818,030
           -              -                -                -         (107,530)                     -               (107,530)
           -              -                -                -                 -           (3,131,059)             (3,131,059)

------------------------------------------------------------------------------------------------------------------------------
           -              -       12,326,619          123,266        12,013,062          (12,253,861)               (117,533)

                              Antex Biologics Inc.
                        (a development stage enterprise)

                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (continued)

                          For the Period August 3, 1991 (inception) to December 31, 1996



Issuance of exchange option, May 1996 ($.37 per share, net of related costs of $351,082)........................
Issuance of common stock upon exercise of Class B Warrants and stock options, May - August 1996,
    ($.50 per share, net of related costs of $214,811)..........................................................
Net income......................................................................................................


Balance at December 31, 1996....................................................................................




The accompanying notes are an integral part of these financial statements.

       PREFERRED STOCK                  COMMON STOCK                              DEFICIT ACCUMULATED
---------------------------------------------------------------   ADDITIONAL         DURING THE
                                                                   PAID-IN           DEVELOPMENT
  SHARES        PAR VALUE           SHARES          PAR VALUE      CAPITAL              STAGE                 TOTAL
----------------------------------------------------------------------------------------------------------------------
           -        $     -                -      $         -        $  979,166       $             -       $  979,166

           -              -       10,153,060          101,531         4,760,188                     -        4,861,719
           -              -                -                -                 -               535,435          535,435
-----------------------------------------------------------------------------------------------------------------------

           -        $     -       22,479,679         $224,797       $17,752,416         $(11,718,426)       $6,258,787

=======================================================================================================================

                                      F-8

                              Antex Biologics Inc.
                        (a development stage enterprise)

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED                            AUGUST 3, 1991
                                                                           DECEMBER 31                            (INCEPTION)
                                                                   ---------------------------                         TO
                                                                   1995                   1996                  DECEMBER 31, 1996
                                                                   ----                   ----                  -----------------
OPERATING ACTIVITIES
Net income (loss)                                             $(3,131,059)           $  535,435                   $ (11,718,426)
Adjustments to reconcile net income
  (loss) to net cash provided by
  (used in) operating activities:

  Depreciation and amortization of
     property and equipment, net of
     amortization of deferred gain on
     sale/leaseback                                                29,330                47,334                         116,177
  Amortization of deferred credits                                (53,808)              (51,183)                       (288,153)
  Expense recorded on issuance of
      common stock and vesting of options                               -                     -                         531,134

  Changes in operating assets
         and liabilities:
         Accounts and other receivables                           172,589                48,798                         (95,668)
         Prepaid expenses and deposits                            (44,027)             (216,001)                       (283,142)
         Accounts payable and accrued
             expenses                                             (55,777)               73,607                        (160,461)
         Deferred research and development                              -               744,198                         744,198
         Deferred option payment                                  250,000              (250,000)                              -
         Due from BioCarb AB                                            -                     -                         420,448
                                                               ----------               -------                     -----------
Net cash provided by (used in)
    operating activities                                       (2,832,752)              932,188                     (10,733,893)
                                                               ----------               -------                     -----------

INVESTING ACTIVITIES
Purchase of property and equipment                                (33,377)             (156,499)                       (303,433)
Increase in restricted cash                                             -                     -                        (300,000)
                                                               ----------               -------                     -----------
Net cash used in investing activities                             (33,377)             (156,499)                       (603,433)
                                                               ----------               -------                     -----------



 The accompanying notes are an integral part of these financial statements.

                                                                    (Continued)

                              Antex Biologics Inc.
                        (a development stage enterprise)

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                           YEAR ENDED                             AUGUST 3, 1991
                                                                           DECEMBER 31                             (INCEPTION)
                                                                    --------------------------                          TO
                                                                    1995                  1996                   DECEMBER 31, 1996
                                                                    ----                  ----                   -----------------
FINANCING ACTIVITIES
Net proceeds from sales of common stock and
warrants and the exchange option                                $2,903,066            $  979,166                     $11,516,170
Net proceeds from exercise of warrants and
stock options                                                            -             4,861,719                       4,861,719
Proceeds from sale and leaseback
   agreement                                                             -                     -                       2,164,792
Principal repayments on sale and
    leaseback agreement                                           (521,888)             (601,689)                     (1,713,380)
Proceeds from issuance of notes payable                                  -                     -                         500,000
Proceeds from sale of preferred stock                                    -                     -                         400,189
Proceeds from exercise of warrants                                       -                     -                          90,000
                                                              ------------           -----------                    ------------
Net cash provided by financing activities                        2,381,178             5,239,196                      17,819,490
                                                              ------------           -----------                    ------------
Net increase (decrease) in cash and                                                    6,014,885
    cash equivalents                                              (484,951)                                            6,482,164
Cash and cash equivalents at
    beginning of period                                          1,388,902               903,951                         436,672
                                                              ------------           -----------                    ------------

Cash and cash equivalents at
    end of period                                             $    903,951            $6,918,836                     $ 6,918,836
                                                              ============           ===========                    ============

Supplemental cash flows disclosures:

    Notes payable and accrued interest
       converted to preferred stock                           $          -           $         -                    $    509,109
                                                              ============           ===========                    ============
    Sale and leaseback of property and
       equipment                                              $          -           $         -                    $  2,099,175
                                                              ============           ===========                    ============
    Deferred compensation                                     $     34,590           $    29,739                    $    191,189
                                                              ============           ===========                    ============
    Interest paid                                             $    197,487           $   115,039                    $    689,125
                                                              ============           ===========                    ============



   The accompanying notes are an integral part of these financial statements.

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


1.    BUSINESS

      Antex Biologics Inc. (the "Company") is a biopharmaceutical company dedicated to the development and production of clinical technologies and therapeutic products to prevent and treat infectious diseases and related disorders. With respect to its human bacterial vaccine research and development, the Company currently has a strategic alliance with SmithKline Beecham and technology license agreements with Pasteur Merieux Connaught and the United States Navy.

      The Company was incorporated in March 1988 as BioCarb Inc., a wholly owned subsidiary of BioCarb AB, a Swedish biotechnology company. On August 3, 1991, the Company was acquired by a then officer at a cost of $78,001 in a business combination accounted for as a purchase, and began doing business as MicroCarb Inc. Since the fair market value of the assets acquired less liabilities assumed exceeded the purchase price, such excess was applied first to reduce to zero the value of non-current assets (which had a net book value to BioCarb Inc. of $2,321,001). The remaining excess of $282,353 was recorded as the excess of fair value over cost of net assets acquired.

      As of December 31, 1996, the Company's research and products were not sufficiently developed to enable the Company to generate significant revenues on an ongoing basis. As a result, beginning August 3, 1991 and through the present, the Company is considered to be in the development stage.

      In September 1996, the Company changed its name from MicroCarb Inc.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

      The financial statements include the accounts of Antex Biologics Inc. and its 73.75% owned subsidiary, MicroCarb Human Vaccines Inc., incorporated in April 1996. All intercompany transactions have been eliminated.

BASIS OF ACCOUNTING

      The Company is complying with Statement of Financial Accounting Standards No. 7, which prescribes requirements in reporting for development stage enterprises.

CASH EQUIVALENTS

      The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in a money market fund with a major bank. This fund invests in securities of the U.S. Government. The Company has not had any losses on its investments.

PROPERTY AND EQUIPMENT

      Property and equipment acquired are stated at cost and depreciated on a straight-line basis over estimated useful lives of five years. Equipment under capital lease is amortized on a straight-line basis over the term of the lease, 48 months. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in operations. Expenditures for maintenance, repairs and minor renewals are charged to operations.

EXCESS OF FAIR VALUE OVER COST OF NET ASSETS ACQUIRED

      The excess of fair value over cost of net assets acquired is being amortized over a period of ten years, using the straight-line method, and is included in general and administrative costs on the statements of operations. The amounts of $28,236,

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


$28,236, and $152,944 have been reflected as contra-expenses for the years ended December 31, 1995 and 1996, and for the period August 3, 1991 (inception) to December 31, 1996, respectively.

REVENUE RECOGNITION

      Cash payments received in advance of performing contracted research and development services are recorded as deferred revenue until the services are performed.

      Revenue equal to expenses incurred by the Company which are directly reimbursable pursuant to the provisions of the strategic alliance is recognized when the related expenses are incurred.

      Milestone payments are recognized as revenue when earned.

RESEARCH AND DEVELOPMENT COSTS

      Research and development costs are expensed as incurred.

INCOME TAXES

      Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

EARNINGS PER SHARE

      Net income per share calculations are based on the weighted average number of shares of common stock outstanding, assuming conversion of dilutive common stock equivalent shares from common stock options and warrants using the modified treasury stock method. Primary and fully diluted per share amounts are the same.

      Net loss per share calculations are based upon the weighted average number of shares of common stock outstanding or deemed outstanding.

      Escrowed shares have been excluded from the computations of earnings per share.

STOCK-BASED COMPENSATION

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. SFAS 123 allows the Company to account for its stock-based compensation plans based upon either a fair value method or under the intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has elected the intrinsic value method, however SFAS 123 requires certain other disclosures regarding the impact which the fair value method would have had on the results of the Company's operations (See Note 9). Since the Company elected to adopt SFAS 123 through disclosure only, such adoption had no impact on the Company's financial position or results of operations.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

      Certain reclassifications were made to the 1995 financial statements to conform to the 1996 financial statement presentation.


3.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

                                                                            DECEMBER 31

                                                                  1995                       1996
                                                                  ----                       ----
            Research and development equipment                $   81,317                  $   237,816
            Equipment under capital lease                      2,164,792                    2,164,792
                                                              ----------                   ----------
                                                               2,246,109                    2,402,608
            Accumulated amortization and depreciation         (1,293,367)                  (1,865,495)
                                                              ----------                   ----------
                                                              $  952,742                   $  537,113
                                                              ==========                   ==========


      In August 1993, the Company entered into a $2,164,792 sale and leaseback agreement covering substantially all of the Company's existing research and development equipment, furniture and fixtures, and leasehold improvements. As a result of the management buy-out that occurred on August 3, 1991, substantially all the fixed assets involved in this agreement had been previously reflected for financial reporting purposes at a carrying value of $1. Other research and development equipment subsequently acquired, and with a carrying value of $65,616, was included in the agreement.

      The sale and leaseback is for a period of forty-eight (48) months expiring August 1997 and provides for monthly payments of principal and interest of $59,497 at an interest rate of 14.99%. Provisions of the agreement provide for the payment of $1 at the end of the term to reacquire the assets, and the opportunity to prepay the indebtedness. The Company is required to maintain cash of $500,000 during the term of the agreement, subject to adjustments. This requirement has been satisfied in part by providing the lessor with a $300,000 irrevocable letter of credit that is collateralized by a $300,000 certificate of deposit.

      For financial reporting purposes, the Company capitalized the equipment and recorded a deferred gain of $2,099,175. The capitalized equipment and deferred gain are being amortized on a straight-line basis over the 48-month period, with the net effect reflected in operating expenses in the statements of operations.

      Equipment under capital lease consists of the following:

                                                                      DECEMBER 31
                                                          1995                        1996
                                                          ----                        ----
            Research and development equipment         $1,782,792                  $1,782,792
            Office furniture and equipment                 82,000                      82,000
            Leasehold improvements                        300,000                     300,000
                                                     ------------                 -----------
                                                        2,164,792                   2,164,792
            Accumulated amortization                   (1,262,800)                 (1,803,998)
                                                     -------------                ------------
                                                     $    901,992                 $   360,794
                                                     ============                 ===========

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


      As of December 31, 1996, the future minimum payments under this lease were $475,976, with a present value of $451,412.


4.    INCOME TAXES

      Significant components of the net deferred tax asset are as follows:


                                                                         DECEMBER 31
                                                               1995                        1996
                                                               ----                        ----
            Deferred tax assets:
              Net operating loss carryforwards
                 generated                                $ 5,208,100                 $  4,424,400
              Research and development tax credit
                 carryforwards                                 39,000                       64,000
              Other deferred tax assets                       256,300                      482,200
                                                           ----------                   ----------
                                                            5,503,400                    4,970,600
            Valuation allowance                            (5,503,400)                  (4,970,600)
                                                           ----------                   ----------
            Net deferred tax asset                        $         -                 $          -
                                                           ==========                   ==========


      Management has provided a full valuation allowance against total deferred tax assets as of the balance sheet dates because the Company's ability to generate sufficient future taxable income is uncertain.

      For the year ended December 31, 1996, the Company utilized $2,279,000 of net operating loss carryforwards to offset current taxes payable. As of December 31, 1996, the Company had net operating loss carryforwards of approximately $11,456,000 for federal and state tax reporting purposes which will substantially expire in years 2006 to 2011. Due to certain changes in ownership, the Company's ability to utilize tax net operating loss carryforwards prior to April 1995 is limited.


5.    COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATION

       The Company leases research facilities and office space pursuant to a noncancelable operating lease expiring in January 1999. The lease provides for fees for excess utility usage and administrative services and scheduled increases in rental payments. Rent expense was approximately $217,000, $224,000 and $1,118,000 for the years ended December 31, 1995 and 1996, and the period August 3, 1991 (inception) to December 31, 1996, respectively. Future minimum lease payments are as follows:

      YEAR ENDING DECEMBER 31                           AMOUNT
      -----------------------                           ------
                  1997                                $  257,000
                  1998                                   265,000
                  1999                                    22,000
                                                      ----------
                                                      $  544,000
                                                      ==========

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


LICENSES

      The Company has an exclusive license to a U.S. patent and pending foreign patent applications covering the Company's VeroTest(TM) product. The licensor may convert the license to a non-exclusive license since the Company failed to pay certain royalty levels by November 1996. The Company is currently in discussions with the licensor to amend the royalty provisions.

      In addition, the Company has two licenses for exclusive rights for issued and pending patent applications that are co-owned. Under both, if the Company fails to pay certain royalty levels for certain products by 1997 or 2000, as the case may be, the licensor may convert the licenses to non-exclusive licenses.

      Royalties are expensed as incurred.

ENVIRONMENTAL MATTERS

      The Company has been identified as a potentially responsible party by the United States Environmental Protection Agency ("EPA") for a site cleanup in Denver, Colorado, where the Company sent hazardous materials for disposal. The EPA has identified approximately 800 potentially responsible parties requesting additional information and listing manifests which evidence shipments of each individual company's waste to the site. Due to the number of parties involved, the multiplicity of possible solutions, the evolving technology and the years of remedial activity required, the Company is unable to assess and quantify the extent of its total responsibility at the site. The liability for future remediation costs has been evaluated. Management believes that any ultimate liability will not materially affect the financial statements of the Company.


6.    STRATEGIC ALLIANCE

      On May 7, 1996, the Company executed definitive agreements with SmithKline Beecham Corporation and SmithKline Beecham Biologicals Manufacturing s.a. ("SmithKline"), effective March 1, 1996, which established a corporate joint venture, MicroCarb Human Vaccines Inc. ("MCHV"), to develop and commercialize human bacterial vaccines utilizing the Company's proprietary technologies. The agreements provide for the following: a payment of $3,000,000 to the Company in connection with SmithKline's acquisition of a 26.25% equity interest in MCHV; a payment of $2,400,000 to the Company to fund research and development for the first year; additional committed research and development funding through February 28, 1998 with SmithKline having the option to fund future years; two separate options granted to SmithKline expiring October 1, 1997 and 1998, respectively, to acquire from the Company additional equity interests in MCHV; an exchange option granted by the Company to SmithKline enabling SmithKline to convert its equity interest in MCHV for up to 4,793,685 shares of the Company's common stock, under specified conditions; and a warrant granted by the Company to SmithKline enabling SmithKline to acquire up to 7,682,637 shares of the Company's common stock, under specified conditions, and only to the extent that stipulated options and warrants previously granted and outstanding as of the date of the establishment of the strategic alliance are exercised. The agreements also provide for SmithKline to make milestone payments and pay royalties to MCHV; and for SmithKline to reimburse the Company for expenses the Company incurs for agreed upon production lots of vaccines for clinical trials, the conduct of agreed upon clinical trials, and agreed upon prosecution and maintenance of the Company's patents and patent applications. As further stipulated in the agreements, SmithKline will be responsible for conducting additional clinical trials, manufacturing, and sales and distribution.

      With respect to the $3,000,000 the Company received for the equity interest purchase, $1,330,248, representing the portion applicable to the exchange option granted by the Company, has been reflected as additional paid-in capital. Legal fees of approximately $351,000 incurred in connection with the strategic alliance have been offset against the additional paid-in capital. The remaining balance of $1,669,752, representing the portion applicable to the sale of the equity interest in MCHV by the Company, has been reflected in 1996 operating revenues.

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


      In addition, the Company received payments totalling $2,400,000 representing the first year's research and development funding. Revenue has been recognized for the period March 1, 1996 through December 31, 1996 to the extent of actual expenses incurred. Amounts unearned at December 31, 1996 have been deferred.

      A milestone payment to MCHV and additional expenses incurred that qualify as reimbursables due from SmithKline pursuant to the provisions of the agreements, have been recognized as revenue.


7.    TECHNOLOGY LICENSE AGREEMENTS

      In December 1994, the Company entered into a technology license agreement with Pasteur Merieux Connaught, whereby the Company granted an exclusive license to develop, produce and market any product using the Company's Haemophilus influenzae nontypeable adhesion protein in all countries other than those of the Asia-Pacific region, as defined. The Company earned a license fee in 1994 and is entitled to milestone payments based on the licensee's performance or the passage of time. In December 1995, the Company recognized revenue attributable to a scheduled $150,000 milestone payment, and received payment in January 1996. Upon commercialization, the licensee is obligated to pay a guaranteed minimum annual royalty to the Company on sales of any product incorporating the Company's technology. The licensee commenced a Phase I human clinical trial in February 1997.

      In August 1994, the Company entered into a Cooperative Research and Development Agreement ("CRADA") with the United States Navy, whereby the Company granted Government Purpose License Rights to its Campylobacter vaccine technology. In exchange for the rights granted, the United States Navy agreed to conduct and fund the costs involved in Phase I, II and III human clinical trials for the vaccine, subject to the availability of required funds. The Company retained all commercial rights to develop, produce and market any product involving the Campylobacter technology. Either party may terminate the CRADA upon thirty days written notice. A Phase I human clinical trial of the vaccine candidate was successfully completed in 1996. A second Phase I human clinical of the vaccine candidate with an adjuvant was successfully completed in January 1997.


8.  CAPITAL TRANSACTIONS

INITIAL PUBLIC OFFERING

      In December 1992, the Company closed an initial public offering of 1,200,000 units at $6.00 per unit, each unit consisting of one share of the Company's common stock and one warrant to purchase one share of the Company's common stock at $7.50 per share, expiring December 17, 1997. In January 1993, the Company sold an additional 180,000 units at $6.00 per unit. In connection with the offering, the Company issued, to the investment banker who offered the units, an option to purchase up to 120,000 units at $8.40 per unit. The option is exercisable during the period December 17, 1995 through December 17, 1997.

PRIVATE PLACEMENT

      On April 18, 1995, the Company completed a private placement resulting in gross proceeds to the Company of $3,525,000 before related offering and registration costs of approximately $815,000. Pursuant to the terms of the private placement, the Company issued 70.5 units, each unit consisting of 142,860 shares of common stock and an equal number of Class B warrants. Each Class B warrant entitled the holder thereof to purchase one share of common stock at an exercise price of $0.50 per share. The Class B warrants were exercised in their entirety in 1996 resulting in gross proceeds to the Company of approximately $5,072,000 before related costs of approximately $215,000.

      In connection with the private placement, the Company issued to the Placement Agent a unit purchase option granting the Placement Agent the option to purchase 24.67 units from the Company at a purchase price of $50,000 per unit. Each

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


warrant comprising the Placement Agent's units has the same terms and conditions as did a Class B warrant, except that it is not subject to redemption by the Company. The unit purchase option is exercisable for a two-year period commencing on March 24, 1998.

ANTI-DILUTION

      In accordance with the anti-dilution provisions thereof, the exercise price and the number of shares of common stock issuable upon exercise of the Company's redeemable warrants issued in connection with the Company's initial public offering have been adjusted as a consequence of the private placement. Similar adjustments have been made to the terms of the unit purchase option granted to the investment banker at the time of the initial public offering.

COMMON STOCK

      As of December 31, 1996, common stock reserved for future issuance includes the following:


Common Stock Warrants:
      SmithKline                            7,682,637
      Placement Agent's option              3,524,357
      Initial public offering               1,950,000
Common Stock Options:
      Stock option plans                    5,990,000
      Exchange option                       4,793,685
      Placement Agent's option              3,524,356
      Investment banker's option              152,400
                                           ----------
      Total                                27,617,435
                                           ==========




1992 DIRECTORS' STOCK OPTION PLAN

      In 1992, the Company adopted the 1992 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan, as amended May 1996, provides for the grant of options to purchase up to an aggregate of 1,200,000 shares of the Company's common stock to nonemployee directors. Under the Directors' Plan, upon initial election to the Board, a director is granted an option to purchase the number of shares of common stock equal to $20,000 ($10,000 if elected on or after the six-month anniversary of the most recent annual shareholders meeting) divided by the greater of the market price of the common stock on the date of grant or $0.50. At the time of reelection to serve or upon continuing to hold office for the following year, a director is granted an additional option to purchase the number of shares of common stock equal to $20,000 divided by the greater of the market price of the common stock on the date of the grant or $0.50. For directors who have served for at least three years, this basic annual grant is supplemented every third year by an additional grant of an option to purchase a number of shares of common stock equal to 150% of the number of shares covered by the basic grant. Vesting occurs quarterly in four equal installments over a period of one year following the date of grant. Options granted under the Directors' Plan have a term of five years.

1992 STOCK OPTION PLAN

      In 1992, the Company adopted the 1992 Stock Option Plan (the "Plan"). The Plan, as amended June 1995, provides for the grant of options to purchase up to an aggregate of 4,800,000 shares of the Company's common stock. The Plan provides for the issuance of incentive stock options ("ISOs") to employees and non-qualified stock options ("NQSOs") to employees and others. The exercise price of ISOs must be at least equal to the fair market value of the Company's common stock on the date of grant. Under the Plan, ISOs and NQSOs may have a term of up to ten years.

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements



STOCK OPTIONS OUTSTANDING

      Stock options outstanding under these plans are as follows:

                                                            DIRECTORS' PLAN                         1992 PLAN
                                                            ---------------                         ---------

                                                                        EXERCISE                                 EXERCISE
                                                     SHARES               PRICE            SHARES                  PRICE
                                                     ------               -----            ------                  -----

December 31, 1994                                    22,500        $3.75 to $6.00          455,011             $1.00 to $6.00

Granted                                              22,500                 $1.00        1,810,000                      $0.50
Expired                                                   -                                (35,781)            $0.50 to $2.75
                                                     ------                             ----------

December 31, 1995                                    45,000                              2,229,230

Granted                                              66,300                 $1.81        1,495,000             $0.37 to $0.87
Expired                                                   -                                (14,219)            $0.50 to $6.00
Exercised                                                 -                                (10,000)                     $0.50
                                                     ------                             ----------

December 31, 1996                                   111,300                              3,700,011
                                                    =======                             ==========

Exercisable, December 31, 1996
  Exercise Price
    $0.37                                                 -                                656,874
    $0.50                                                 -                              1,676,375
    $0.56 to $1.00                                   22,500                                 65,219
    $1.81                                            33,150                                      -
    $2.00 to $6.00                                   22,500                                367,720
                                                     ------                             ----------
                                                     78,150                              2,766,188
                                                     ======                             ==========

   On January 1, 1997, 250,000 outstanding options with an exercise price of
                                 $0.56 vested.

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


9.    STOCK-BASED COMPENSATION DISCLOSURE

      The Company has adopted the disclosure-only provisions of SFAS 123 for its stock options plans. The Plan provides for the issuance of stock options that generally vest over a 4 year period and have a maximum term of 10 years. The Directors' Plan provides for the issuance of stock options that vest over a one year period and have a maximum term of 5 years. Had compensation cost for the Company's stock option plans been determined on the fair value at the grant date for awards in 1995 and 1996, consistent with the provisions of SFAS 123, the Company's net income (loss) would have been (decreased) increased to the pro forma amounts indicated below.




                                                                                      1995                        1996
                                                                                      ----                        ----

                  Net income (loss) -- as reported                               $(3,131,059)                $   535,435
                  SFAS 123 pro forma adjustment                                     (675,000)                   (570,000)
                                                                                 ------------                ------------
                  Net loss -- pro forma                                          $(3,806,059)                $   (34,565)
                                                                                 ============                ============

                  Net income (loss) per share, as reported                            $(0.32)                      $0.03
                                                                                       ======                      =====
                  Net loss per share, pro forma                                       $(0.39)                      $   -
                                                                                       ======                      =====


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                         1995                        1996
                                                         ----                        ----
                  Expected life (years)                  9.94                        9.94
                  Interest rate                          7.49%                       6.30%
                  Volatility                            177.6%                      177.6%
                  Dividend yield                            0%                          0%



      The fair values at date of grant ranged from $0.37 to $1.81 per option and in each case was equal to the market value of the Company's common stock at the date of grant. The weighted average exercise price is $0.51 and $0.56 per option for 1995 and 1996, respectively, and the weighted average remaining contractual life of options outstanding is 8.1 years and 9.26 years for 1995 and 1996, respectively. The weighted average fair value of the options is $0.50 and $0.55 per option for 1995 and 1996, respectively. The expense related to the value ascribed to the stock options is recognized over the vesting period of 1 to 4 years.


10.   401(k) PLAN AND EXECUTIVE COMPENSATION BENEFITS

      The Company has a 401(k) Plan which covers all employees who have completed six months of service and are at least 21 years of age. Each eligible employee may contribute up to 10% of their salary, subject to certain annual limits. The Company does not match employee contributions.

      As part of a deferred compensation plan adopted in 1993, the Company has established a "Rabbi Trust". The Trust holds the assets of the deferred compensation plan; which could be available to creditors in the event of a liquidation. Accordingly, an asset and a corresponding liability have been recorded for financial reporting purposes resulting from $125,000 of compensation deferred by an officer prior to 1995 and capital appreciation thereon.

                              Antex Biologics Inc.
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements


      In 1993, the Company entered into Split Dollar Agreements with two officers whereby the Company pays the premiums on split dollar life insurance policies held by these individuals. Under the terms of the agreements, the officers are required to reimburse the Company for these premiums. However, since it is probable that the Company may waive this reimbursement, no asset for the premiums has been recorded. The Company paid approximately $124,000 and $90,800 in premium payments in 1995 and 1996, respectively.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24:    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Eighth of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

      Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement, provided that such expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article Thirteenth of the Company's Certificate of Incorporation requires the Company to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the Company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

      The Company maintains, at its expense, a policy of insurance that insures its directors and officers, subject to certain exclusions or deductions that are usual in such insurance policies, against certain liabilities that may be incurred in those capacities, including liabilities arising under the Securities Act of 1933, as amended, and the Exchange Act.


ITEM 25:    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an itemized statement of the expenses expected to be incurred in connection with the offer and sale of the shares of Common Stock covered by this Registration Statement:

      Securities and Exchange Commission registration fee      $     15
      Legal fees                                                 20,000
      Accounting fees and expenses                                3,000
      Printing and duplication expenses                           2,000
                                                               --------

      TOTAL                                                    $ 25,015
                                                               ========


      All expenses, except for the SEC registration fee, are estimates.

      The Selling Security Holders will not bear any portion of the foregoing expenses, but will pay fees in connection with the resale of the shares of Common Stock effected to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions, as well as the fees and disbursements of counsel and accountants, if any, retained by the Selling Security Holders and any other fees and expenses not expressly agreed to be borne by the Company.

ITEM 26:    RECENT SALES OF UNREGISTERED SECURITIES

PRIVATE PLACEMENT

      On April 18, 1995, the Company completed the private offer and sale (the "Private Placement") of 70.5 Units (each, a "Unit"), at a purchase price of $50,000 per Unit, each Unit consisting of 142,860 shares (the "Unit Shares") of Common Stock and an equal number of Class B Warrants (the Unit Shares, the Class B Warrants, and the Common Stock issuable upon exercise of the Class B Warrants, collectively, the "Private Placement Securities"). An aggregate of 10,071,630 Unit Shares and an equal number of Class B Warrants were sold in the Private Placement. The Private Placement Securities were sold to 122 "accredited investors" as such term is defined in Rule 501(a) under the Securities Act.

      The Company received $3,525,000 in gross proceeds as a result of the Private Placement. D.H. Blair Investment Banking Corp. acted as Placement Agent. In consideration for its services provided as Placement Agent, the Placement Agent received among other things (i) a placement fee equal to ten percent (10%) of the gross proceeds realized by the Company from the Private Placement, (ii) a nonaccountable expense allowance equal to three percent of the gross proceeds realized by the Company from the Private Placement, (iii) a Unit Purchase Option (the "Private Placement Unit Purchase Option"), exercisable for two years beginning on March 24, 1998, at a purchase price of $50,000 per Unit, to purchase 24.67 Units (each such Unit having terms that are the same as the Units sold in the Private Placement, except that the Warrants comprising such Units are not subject to redemption) and (iv) reimbursement by the Company for certain expenses (including legal fees) incurred in connection with the Offering.

      In 1996, all of the Class B Warrants issued in the Private Placement, plus Class B Warrants to purchase an additional 71,430 shares of Common Stock issued as the result of an inadvertent overissuance, were exercised by the holders thereof (the "Warrant Exercises"). The Company received gross proceeds of $5,072,000 from the Warrant Exercises before paying associated fees of $215,000.

      Both the Private Placement and the Warrant Exercises were effected under an exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Each investor was provided with business and financial information with respect to the Company and was provided with the opportunity to obtain additional information in order to verify the information provided or to further inform himself respecting the Company. In addition, each investor acknowledged in writing, that he was "an accredited investor" as defined in Rule 501, as indicated by his responses to an investor questionnaire, and that he was able to bear the economic risk of an investment in the Private Placement Securities. Each investor agreed that he would not sell or otherwise transfer the Private Placement Securities unless they were registered or otherwise qualified under the Securities Act and any applicable state securities laws or unless an exemption from such registration or qualification was applicable. Each investor also consented to the placement of a legend on any certificate or other document that evidenced the Unit Shares and Class B Warrants comprising his Units and the Common Stock issuable upon exercise of such warrants stating that they have not been registered or otherwise qualified under the securities laws and setting forth or referring to the restrictions and transferability and sale thereof.

      A notice on Form D was filed with the Commission with respect to the issuance of the Units.

JOINT VENTURE

      On May 7, 1996, the Company entered into a joint venture (the "Joint Venture") with SmithKline Beecham Corporation ("SBB"), and SmithKline Beecham Biologicals Manufacturing s.a., a Belgian affiliate of SBB that is engaged in the development, commercialization and marketing of human vaccines ("SKB"). In connection with the entry into the Joint Venture, the Company granted to SKB an option (the "Exchange Option") to convert its interest in the Joint Venture into up to 4,793,685 shares of Common Stock, subject to the limitation that in no event may SKB convert its equity interest in the Joint Venture into Common Stock to the extent that it would result in SKB, taking into account all other shares of Common Stock acquired by SKB regardless of the source, owning in excess of 28% of the outstanding shares of Common Stock. In addition, to protect SKB against the dilution of its right to convert its interest in the Joint Venture into Common Stock, the Company granted to SKB a warrant (the "SKB Warrant") to purchase an indeterminate number of additional shares of Common Stock that becomes exercisable under certain circumstances if and to the extent that certain designated warrants and employee stock options outstanding as of the date of the establishment of the Joint Venture are exercised.

      The Exchange Option and the SKB Warrant were issued by the Company to SKB in reliance on an exemption from registration under Section 4(2) of the Securities Act.

ITEM 27:    EXHIBITS

     Exhibit
        No.         Description
        ---         -----------

       3.1          Certificate of Incorporation (1)

       3.2          Certificate of Merger relating to merger of BioCarb Inc. with and into the Registrant as filed with the Delaware Secretary of State on September 21, 1992 (1)

       3.3          Certificate of Amendment to Certificate of Incorporation (7)

       3.4          Certificate of Ownership and Merger Merging Virgo Biologicals Inc. into MicroCarb Inc., dated

                    August 16, 1996 (effecting the change in the corporate name from MicroCarb Inc. to Antex Biologics
                    Inc.) (11)

       3.5          ByLaws, as amended (3)

       4.1          Form of Common Stock Certificate (8)

       4.2          Form of Redeemable Warrant Agreement (including form of specimen warrant certificate) (3)

       5.1          Opinion of Covington & Burling*

       10.1         Amended and Restated Stock Option Plan, as amended (7)

       10.2         1992 Directors' Stock Option Plan, as amended (10)

       10.3         Employment Agreement dated as of January 1, 1996 by and between the Company and V. M. Esposito (9)

       10.4         Employment Agreement dated as of May 1, 1995 by and between the Company and Gregory C. Zakarian (8)

       10.5         Employment agreement effective as of September 30, 1996 by and between the Company and Theresa M.
                    Smith (12)

       10.6         Form of Confidentiality Agreement by and between the Company and its employees (1)

       10.7         Form of Inventions Disclosure Agreement by and between the Company and its employees (1)

       10.8         Form of Non-disclosure and Invention Assignment Agreement by and between the Company and its employees
                    (1)

       10.9         Patent License Agreement dated as of May 15, 1992 by and between the Company and HSC Research and
                    Development Limited Partnership (1)

      10.10         Patent License Agreement dated as of May 15, 1992 by and between the Company and HSC Research and
                    Development Limited Partnership (1)

      10.11         Patent and Technology License Agreement dated as of November 21, 1990 by and between BioCarb Inc. and
                    HSC Research Development Corporation (1)

      10.12         Form of Technology License Agreement dated as of October 26, 1992 by and between the Company and
                    GalaGen Inc. (1)

      10.13         Lease dated January 13, 1989 by and between Crown Pointe Center Venture and BioCarb Inc. with
                    Assignment of Lease dated September 13, 1990 (1)

      10.14         Stock Purchase Agreement dated as of July 17, 1991 by and between BioCarb AB and Howard C. Krivan,
                    Ph.D. (2)

      10.15         Form of Unit Purchase Option with Underwriter (3)

      10.16         Sale and Leaseback Agreement dated as of August 13, 1993 by and between the Registrant and Aberlyn
                    Capital Management Limited Partnership for a total of $2,164,792 (4)

      10.17         Form of Letter Agreement by and between the Company and members of Company's Vaccine Advisory Board (5)

      10.18         Form of Private Placement Unit Purchase Option (8)

      10.19         MicroCarb Human Vaccines Inc. Stockholders Agreement dated May 6, 1996, effective March 1, 1996, by and between the Company, SmithKline Beecham Biologicals Manufacturing s.a., and MicroCarb Human
                    Vaccines Inc. (6)

      10.20         Stock Purchase Agreement dated May 6, 1996, effective March 1, 1996, by and between MicroCarb Human
                    Vaccines Inc., the Company and SmithKline Beecham Biologicals Manufacturing s.a. (Certain confidential information omitted) (6)

      10.21         SKB Transitory License Agreement dated May 6, 1996, effective March 1, 1996, by and between the
                    Company and SmithKline Beecham Biologicals Manufacturing s.a. (Certain confidential information omitted) (6)

      10.22         MicroCarb Vaccines License Agreement dated May 6, 1996, effective March 1, 1996, by and between
                    MicroCarb Human Vaccines Inc. and the Company (Certain confidential information omitted) (6)

      10.23         Assignment of Transitory License Agreement and Restatement of Rights and Obligations Under the
                    Vaccines License Agreement dated May 6, 1996, effective March 1, 1996, by and between SmithKline
                    Beecham Biologicals Manufacturing s.a., MicroCarb Human Vaccines Inc. and the Company (6)

      10.24         Research and Development, Research Support and License Agreement dated May 6, 1996, effective March 1,
                    1996, by and between MicroCarb Human Vaccines Inc., the Company and SmithKline Beecham Corporation
                    (Certain confidential information omitted) (6)

      10.25         Exchange Option Agreement dated May 6, 1996, effective March 1, 1996, by and between SmithKline
                    Beecham Biologicals Manufacturing s.a., the Company and MicroCarb Human Vaccines Inc. (6)

      10.26         Warrant to Purchase Common Stock of the Company dated May 6, 1996, effective March 1, 1996, issued to
                    SmithKline Beecham Biologicals Manufacturing s.a. (Certain confidential information omitted) (6)

      10.27         Registration Rights Agreement dated May 6, 1996, effective March 1, 1996, by and between the Company and SmithKline Beecham Biologicals Manufacturing s.a. (6)

       11.1         Statements Re: Computation of Per Share Income (Loss) (12)

       23.1         Consent of Covington & Burling, included in Exhibit 5.1.

       23.2         Consent of Coopers & Lybrand L.L.P.*

-------------------------------------------------------------------------------

(1) Incorporated by reference to an exhibit to the Company's Registration Statement on Form S-1 (Reg No. 33-53774) filed on October 27, 1992.

(2) Incorporated by reference to an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-53774) filed on December 2, 1992.

(3) Incorporated by reference to an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Reg. No. 33-53774) filed on December 15, 1992.

(4) Incorporated by reference to an exhibit to Form 10-QSB for the quarter ended September 30, 1993 filed on November 12, 1993.

(5) Incorporated by reference to an exhibit to Form 10-KSB for the year ended December 31, 1993 filed on March 29, 1994.

(6) Incorporated by reference to an exhibit to Form 8-K filed on May 22, 1996.

(7) Incorporated by reference to an exhibit to the Company's Registration Statement on Form S-8 (Registration No. 33- 94692) filed on July 18, 1995.

(8) Incorporated by reference to an exhibit to the Company's Registration Statement on Form SB-2 (Reg. No. 33-96168) filed on August 24, 1995.

(9) Incorporated by reference to an exhibit to Form 10-QSB for the quarter ended March 31, 1996 filed on May 20, 1996.

(10) Incorporated by reference to an exhibit to the 1996 Proxy Statement and Notice of Annual Meeting to Stockholders filed on April 12, 1996, under cover of a Schedule 14A.

(11) Incorporated by reference to an exhibit to Form 8-K filed on September 9, 1996.

(12) Incorporated by reference to an exhibit to Form 10-KSB for the year ended December 31, 1996 filed on February 25, 1997.

*Filed herewith.

ITEM 28:    UNDERTAKINGS.

      (a)   The undersigned Registrant will:

            (1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) include any additional or changed material information on the plan of distribution.

            (2) for determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

            (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Gaithersburg, State of Maryland, May 1, 1997.

                                       ANTEX BIOLOGICS INC.


                                       By:      /s/ V.M. ESPOSITO
                                                -------------------------
                                                V.M. Esposito
                                                President

            In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints V.M. Esposito and Gregory C. Zakarian, and each of them, as his true and lawful attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the person might or could do in person, hereby ratifying and confirming what each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                SIGNATURE                                       DATE


      /s/ V.M. ESPOSITO                                     May 1, 1997
      -----------------------------
      V.M. Esposito
      Director, President, and
      Chief Executive Officer
      (Principal Executive Officer)



      /s/ GREGORY C. ZAKARIAN                               May 1, 1997
      -----------------------------
      Gregory C. Zakarian
      Treasurer and Chief Financial
      Officer
      (Principal Financial Officer and
      Principal Accounting Officer)



      /s/ CHARLES J. COULTER                                May 1, 1997
      --------------------------------
      Charles J. Coulter
      Director


      /s/ BRUCE E. ELMBLAD                                  May 1, 1997
      --------------------------------
      Bruce E. Elmblad
      Director


      /s/ DONALD G. STARK                                   May 1, 1997
      ---------------------------------
      Donald G. Stark
      Director

                                 EXHIBIT INDEX

            The following exhibits are filed with this Registration Statement.



Exhibit
Number

5.1         Opinion of Covington & Burling

23.2        Consent of Coopers & Lybrand L.L.P.